EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

SCIQUEST, INC.,

AND

SCIQUEST CANADA HOLDINGS ULC

AND

UPSIDE SOFTWARE INC.

AND

ASHIF MAWJI

AND

937275 ALBERTA LTD.

AND

1680787 ALBERTA LTD.

AND

MAWJI FAMILY TRUST

July 24, 2012

ARTICLE 1 PURCHASE AND SALE OF SUBJECT HOLDCO SHARES	3
1.01 Purchase and Sale of Subject HoldCo Shares	3
1.02 Payment of Subject HoldCo Shares Purchase Price	3

ARTICLE 2 REPURCHASE AND CANCELATION OF SUBJECT HOLDCO SHARES	3
2.01 Holdco To Repurchase And Cancel	3
2.02 Payment of Repurchase Price	3

ARTICLE 3 ASSIGNMENT OF REPURCHASE NOTE	3
3.01 Purchase and Sale of Repurchase Note	3
3.02 Payment of Note Assignment Purchase Price	4

ARTICLE 4 PURCHASE AND SALE	4
4.01 Agreement to Purchase and Sell	4
4.02 Purchased Assets	4
4.03 Excluded Assets	6
4.04 Assumption of Liabilities	7
4.05 Excluded Liabilities	7
4.06 Assignment of Contracts and Rights	8
4.07 Closing	9
4.08 Closing Deliveries	10
4.09 Purchase Price	11
4.10 Further Assurances	12
4.11 Sales Tax	13
4.12 Section 56.4 Tax Election	13
4.13 Accounts Receivable Election	13
4.14 Subsection 20(24) Election	13
4.15 Corporate Guarantee of Parent	13

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER, THE PRINCIPAL SHAREHOLDERS AND THE FAMILY TRUST	14
5.01 Organization, Standing and Power	14
5.02 No Subsidiaries	14
5.03 Authorization and Enforceability	15
5.04 Non-Contravention	16
5.05 Consents	16
5.06 Capitalization	16
5.07 Financial Statements	17
5.08 No Liabilities	18

i

5.09 No Material Adverse Effect	18
5.10 Leased Premises	19
5.11 Title	20
5.12 Adequacy of Purchased Assets	20
5.13 Litigation	20
5.14 Contracts	21
5.15 Compliance with Laws	23
5.16 Intellectual Proprietary Rights	24
5.17 Employees	26
5.18 Employee Benefit Plans	27
5.19 Labor Relations	28
5.20 Insurance	28
5.21 Permits	28
5.22 Environmental Matters	29
5.23 Taxes	29
5.24 Accounts Receivable	30
5.25 Customers and Vendors	31
5.26 Interested Party Transactions	32
5.27 Export Control Laws	32
5.28 Other Negotiations	33
5.29 Warranty and Related Matters	33
5.30 Solvency	33
5.31 Accuracy of Information Furnished by Seller and the Principal Shareholders	34

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER	34
6.01 Corporate Existence	34
6.02 Corporate Authorization and Enforceability	34
6.03 Non-Contravention	34
6.04 Consents	35
6.05 Registration	35
6.06 Financing	35
6.07 Accuracy of Information Furnished by Parent and Buyer	35

ARTICLE 7 COVENANTS OF SELLER	35
7.01 Conduct of the Business	35
7.02 Notices of Certain Events	37
7.03 No Negotiation with Third Parties	37
7.04 Covenant Not to Compete	39

ARTICLE 8 OTHER AGREEMENTS	40
8.01 Commercially Reasonable Efforts; Further Assurances	40
8.02 Public Announcements	41
8.03 Reimbursement	41
8.04 Insurance	41
8.05 Transfer Taxes and Similar Charges	41
8.06 Name Change	42
8.07 Sharing of Information	42
8.08 Governmental Entity Filings	42
8.09 Required Consents	43
8.10 Access to Information	43

ARTICLE 9 CONDITIONS TO CLOSING	44
9.01 Conditions to the Respective Obligations of the Parties	44
9.02 Additional Conditions to Obligations of Seller and the Principal Shareholders	45
9.03 Additional Conditions to Obligation of Buyer and Parent	45

ARTICLE 10 SURVIVAL; INDEMNIFICATION	46
10.01 Survival of Representations, Warranties, Covenants and Agreements	46
10.02 Agreement by Seller, the Principal Shareholders and the Family Trust to Indemnify	48
10.03 Agreement of Buyer and Parent to Indemnify	50
10.04 General Indemnification Procedures	52
10.05 Additional Qualifications Limitations on Indemnification	54

ARTICLE 11 CONSULTING SERVICES	55
11.01 Consulting Services	55
11.02 Failure to Perform Consulting Services	55

ARTICLE 12 GROUNDS FOR TERMINATION	55
12.01 Grounds for Termination	55
12.02 Effect of Termination	56

ARTICLE 13 EMPLOYEES	57
13.01 Offers of Employment	57
13.02 Non-Transferred Employees and Seller Employee Liabilities	57
13.03 Seller to Assist in Transfer of Employees	57

ARTICLE 14 MISCELLANEOUS	58
14.01 Amendment and Modification	58
14.02 Binding Effect	58
14.03 Knowledge	58
14.04 Entire Agreement	58
14.05 Usage	59
14.06 Headings	60
14.07 Virtual Data Room	60
14.08 Notices	60
14.09 Governing Law	61
14.10 Equitable Remedies and Specific Performance	61
14.11 Relationship of Parties	61
14.12 Assignment	61
14.13 Waiver	62
14.14 Severability	62
14.15 Expenses	62
14.16 No Third-Party Beneficiaries	62
14.17 Counterparts; Signatures	62
14.18 Dispute Resolution	62

Exhibits

Exhibit A	Definitions
Exhibit B	Noncompetition Agreement
Exhibit C	Repurchase Note
Exhibit D	Assignment Note
Exhibit E	Assignment and Assumption Agreement
Exhibit F	Trademark Assignment Agreement
Exhibit G	Escrow Agreement
Exhibit H	Form of Legal Opinion of Seller’s Counsel
Exhibit I	Consulting Services
Exhibit J	Pre-Closing Transactions
Exhibit K	Disclosure Letter

Schedules to Disclosure Letter

Schedule 1.02	Family Trust Account Particulars
Schedule 4.02(b)	Tangible Personal Property
Schedule 4.02(c)	Customer Contracts
Schedule 4.02(d)	License Contracts
Schedule 4.02(e)	Other Contracts
Schedule 4.02(f)	Receivables
Schedule 4.02(g)	Pre-Paid Rent and Other Pre-Paid Expenses
Schedule 4.03(h)	Excluded Assets
Schedule 4.04(b)	Accounts Payable and Other Liabilities
Schedule 4.04(f)	Assumed Liabilities
Schedule 4.08(b)(x)	Required Consents
Schedule 4.09(a)	Wire Transfer Instructions of Seller
Schedule 5.05	Consents
Schedule 5.06	Capitalization Table
Schedule 5.07(a)	Financial Statements
Schedule 5.07(b)	Exceptions to GAAP - Financial Statements
Schedule 5.08	Liabilities
Schedule 5.09	Material Actions Since December 31, 2011
Schedule 5.10	Leased Premises
Schedule 5.11	Liens
Schedule 5.14(e)	Specified Assumed Contracts
Schedule 5.16(a)	Registrations and Actions to be Taken to Maintain Registrations
Schedule 5.16(b)(i)	Description of Seller Proprietary Software
Schedule 5.16(b)(ii)	Description of Third Party Software
Schedule 5.16(e)	Publicly Available Software and Harmful Code
Schedule 5.16(h)	Software Development Personnel
Schedule 5.17	Employees
Schedule 5.20	Insurance
Schedule 5.25(a)	Customers
Schedule 5.25(b)	Significant Vendors
Schedule 9.03(f)	Key Employees
Schedule 13.01	Offered Employees

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of July 24, 2012 (the “Agreement Date”), by and among SCIQUEST, INC., a Delaware corporation (“Parent”), SCIQUEST CANADA HOLDINGS ULC, a British Columbia unlimited liability company (“Buyer”), UPSIDE SOFTWARE INC., a Canadian corporation (“Seller”), ASHIF MAWJI, an individual resident of the Province of Alberta (“Mawji”), 937275 ALBERTA LTD., an Alberta corporation (“937275 Alberta”, and together with Mawji, the “Principal Shareholders”), 1680787 ALBERTA LTD., an Alberta corporation (“HoldCo”), and MAWJI FAMILY TRUST, a trust formed pursuant to the laws of the Province of Alberta (“Family Trust”).

RECITALS:

A.	Seller designs, develops, markets, supports and services contract lifecycle management software (the “Business”).

B.	As of the Agreement Date, the Principal Shareholders are the holders of approximately seventy-five percent (75%) of the issued and outstanding shares of common stock of Seller, and it is anticipated that the Principal Shareholders will be the holders of all of the issued and outstanding shares of common stock of Seller as of the Closing.

C.	The Parties desire to enter into this Agreement, pursuant to which Buyer proposes to purchase from Seller, and Seller proposes to sell to Buyer, substantially all of the assets used or held for use by Seller in the conduct of the Business, and Buyer proposes to assume certain liabilities and obligations of Seller relating to the Business (collectively, the “Acquisition”).

D.	The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition.

E.	Concurrently with the execution and delivery of this Agreement, the Designated Employee/Shareholder is executing a noncompetition agreement with Buyer substantially in the form attached hereto as Exhibit B (the “Noncompetition Agreement”) to become effective upon the Closing.

F.	Certain capitalized terms used herein are defined in Exhibit A hereof.

NOW, THEREFORE, in consideration of the premises and mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1	PURCHASE AND SALE OF SUBJECT HOLDCO SHARES

1.01	Purchase and Sale of Subject HoldCo Shares

Upon the terms and subject to the conditions of this Agreement, effective as of the Closing Date, Buyer hereby agrees to purchase and acquire from Family Trust, and Family Trust hereby agrees to sell, convey, assign, transfer and deliver to Buyer the Subject HoldCo Shares free and clear of all Liens, at and for a purchase price (the “Subject HoldCo Shares Purchase Price”) of Four Million Two Hundred Fifty Thousand U.S. Dollars ($4,250,000).

1.02	Payment of Subject HoldCo Shares Purchase Price

At Closing, Buyer shall pay to Family Trust the Subject HoldCo Purchaser Price in cash by wire transfer to the account set forth on Schedule 1.02 of the Disclosure Letter.

ARTICLE 2	REPURCHASE AND CANCELATION OF SUBJECT HOLDCO SHARES

2.01	Holdco To Repurchase And Cancel

Upon the terms and subject to the conditions of this Agreement, and immediately following the completion of the transactions contemplated by Article 1, effective as of the Closing Date, HoldCo shall repurchase and acquire from Buyer, and Buyer hereby agrees to sell, convey, assign, transfer and deliver to HoldCo, for cancellation, the Subject HoldCo Shares on an “as is” basis, without any representation or warranty of any kind or nature but free and clear of all Liens granted by Buyer, at and for a purchase price (the “Repurchase Price”) of Four Million Two Hundred Fifty Thousand U.S. Dollars ($4,250,000).

2.02	Payment of Repurchase Price

At Closing, HoldCo shall pay to Buyer the Repurchase Price by the issuance to Buyer of a non-interest bearing promissory note in the form attached hereto as Exhibit C (the “Repurchase Note”).

ARTICLE 3	ASSIGNMENT OF REPURCHASE NOTE

3.01	Purchase and Sale of Repurchase Note

Upon the terms and subject to the conditions of this Agreement, and immediately following the completion of the transactions contemplated by Article 2, effective as of the Closing Date, Seller hereby agrees to purchase and acquire from Buyer, and Buyer hereby agrees to sell, convey, assign, transfer and deliver to Seller the Repurchase Note on an “as is” basis, without any representation or warranty of any kind or nature but free and clear of all Liens granted by Buyer, at and for a purchase price (the “Note Assignment Purchase Price”) of Four Million Two Hundred Fifty Thousand U.S. Dollars ($4,250,000).

3.02	Payment of Note Assignment Purchase Price

At Closing, Seller shall pay to Buyer the Note Assignment Purchase Price by the issuance to Buyer of a non-interest bearing promissory note in the form attached hereto as Exhibit D (the “Assignment Note”).

ARTICLE 4	PURCHASE AND SALE

4.01	Agreement to Purchase and Sell

Upon the terms and subject to the conditions of this Agreement, effective as of the Closing Date and immediately following the completion of the transactions contemplated by Article 3, Buyer hereby agrees to purchase and acquire from Seller, and Seller hereby agrees to sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Buyer, all direct or indirect right, title and interest of Seller in and to (a) the Business, and (b) except for the Excluded Assets, all of the assets, properties and rights of Seller of every kind and description, tangible and intangible, wherever situated (which assets, properties and rights of Seller are collectively referred to herein as the “Purchased Assets”), free and clear of all Liens other than Permitted Liens.

4.02	Purchased Assets

Except as otherwise expressly set forth in Section 4.03 hereof, the Purchased Assets shall consist of all of the assets, properties and rights of Seller of every kind and description, tangible and intangible, wherever situated, and shall include, without limitation, the following assets, properties and rights of Seller as of the Closing Date:

(a)	all cash, cash equivalents and short-term investments of Seller (collectively, “Cash and Cash Equivalents”);

(b)	all fixed assets, fixtures, furniture, supplies, equipment, inventory, parts, goods in process, finished goods, servers, computer hardware and other tangible personal property of Seller and the items identified on Schedule 4.02(b) of the Disclosure Letter;

(c)	subject to Section 4.06 below, all rights under all contracts and agreements with customers of the Business, including those identified on Schedule 4.02(c) of the Disclosure Letter (collectively, the “Customer Contracts”);

(d)	subject to Section 4.06 below, all rights under the contracts, agreements, licenses, commitments and other instruments with respect to Third Party Software identified on Schedule 4.02(d) of the Disclosure Letter (collectively, the “License Contracts”);

(e)	subject to Section 4.06 below, all rights under the contracts, purchase orders, agreements, leases (including capital leases), licenses, commitments and other instruments identified on Schedule 4.02(e) of the Disclosure Letter (collectively, the “Other Contracts” and together with the Customer Contracts and the License Contracts, the “Assumed Contracts”);

(f)	all accounts receivable, notes receivable and other receivables of Seller and any security therefor, whether arising from the licensing of Software or from the delivery of goods or performance of services on or before the Closing Date or otherwise (collectively, the “Receivables”), a listing of which as of a recent date (including an aging of amounts due thereunder) is set forth on Schedule 4.02(f) of the Disclosure Letter;

(g)	all pre-paid royalties, rent and other pre-paid expenses, including those identified on Schedule 4.02(g) of the Disclosure Letter;

(h)	all rights to causes of action, lawsuits, judgments, claims and demands of any nature available or being pursued;

(i)	all of Seller’s rights, claims, deposits, refunds, setoffs, reimbursements, credits, causes of action or rights of set-off against third parties, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties;

(j)	all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of Seller;

(k)	all right, title and interest in and to the name “Upside Software,” “Upside,” any derivatives thereof, and all other trade names and business names used by the Business;

(l)	all Registrations and the Intellectual Property attributable thereto;

(m)	all (i) Seller Proprietary Software and the Intellectual Property attributable thereto, and (ii) all of Seller’s right, title and interest in and to all computer systems (including management information and order systems, service pricing systems, hardware, software, servers, computers, printers, scanners, monitors, peripheral and accessory devices and the related media, manuals, documentation and user guides), all claims, credits, rights of recovery and set-off with respect thereto, all of the right, title and interest of Seller in or to any Software, computer program or Software product owned, used, developed or being developed (including software to create, publish, manufacture and distribute any web site or home page and macros used on any web site or home page) whether for internal use or for sale or license to others, and all of Seller’s right, title and interest in and to any and all Software, computer programs and software products licensed by Seller and all proprietary rights and documentation of Seller, whether or not patented or copyrighted, associated therewith;

(n)	all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and similar rights obtained from Governmental Entities relating to the Business to the extent that they are assignable and all data and records pertaining thereto and all pending applications therefor (collectively, “Governmental Authorizations”);

(o)	all information, correspondence, books, records, documents, data, plans, reports, files and papers, whether in hard copy or computer format, including, without limitation, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, price and mailing lists, personnel and employment records and all accounting, payroll, or other books and records;

(p)	all goodwill associated with the Business or the Purchased Assets, including telephone numbers, facsimile numbers, domain names and e-mail addresses, together with the right to represent to third parties that Buyer is the successor to the Business; and

(q)	all other assets of any nature whatsoever used by Seller in the conduct of the Business.

4.03	Excluded Assets

Notwithstanding any provision in this Agreement to the contrary, Buyer expressly understands and agrees that the following assets, properties and rights of Seller shall be excluded from the Purchased Assets (collectively the “Excluded Assets”):

(a)	all minute books, stock records, corporate seals and other books and records related to the formation or organization of Seller;

(b)	all rights of Seller under this Agreement and the Ancillary Agreements;

(c)	all rights to causes of action, lawsuits, judgments, claims and demands of any nature available or being pursued related to the Excluded Assets or the Excluded Liabilities;

(d)	all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of Seller related to the Excluded Assets or the Excluded Liabilities;

(e)	all rights and interests in policies of insurance maintained by Seller;

(f)	all Tax assets of the Seller, including any loss carry forwards, any investment tax credits and any input tax credits;

(g)	all Tax refunds receivable by the Seller and all Tax Returns and supporting documentation; and

(h)	the property and assets expressly designated in Schedule 4.03(h) of the Disclosure Letter.

4.04	Assumption of Liabilities

Except as expressly provided in this Section 4.04, Buyer shall not assume any claims, liabilities or obligations of Seller. As the sole exception to the foregoing, upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective as of the Closing Date, to assume the following liabilities (the “Assumed Liabilities”):

(a)	all liabilities and obligations of Seller arising under the Assumed Contracts, to the extent such liabilities and obligations: (i) are set forth in such Assumed Contract, (ii) are not required to be performed on or prior to the Closing Date, (iii) accrue and relate to the operations of the Business subsequent to the Closing Date, and (iv) are not attributable to any failure by Seller to comply with the terms thereof;

(b)	the accounts payable and other liabilities set forth on Schedule 4.04(b) of the Disclosure Letter, together with accounts payable incurred by the Seller in the ordinary course of business during the Interim Period which are: (i) incurred with the consent of Buyer as contemplated by Section 7.01; or (ii) below those dollar thresholds which would require the consent of Buyer pursuant to Section 7.01;

(c)	all liabilities related to the Transferred Employees (including but not limited to accrued holidays and vacation and Contingent Commission);

(d)	all liabilities relating to Government Authorizations that are assigned to Buyer that accrue and relate to the operations of the Business subsequent to the Closing Date and are not attributable to any failure by Seller to comply with the terms thereof; and

(e)	all liabilities and obligations expressly set forth on Schedule 4.04(f) of the Disclosure Letter.

4.05	Excluded Liabilities

Notwithstanding any provision in this Agreement to the contrary, the Assumed Liabilities shall not include, and in no event shall Buyer assume, agree to pay, discharge or perform or incur any liability or obligation of Seller under this Agreement that is not expressly included as an Assumed Liability in accordance with Section 4.04 hereof (all obligations and liabilities of Seller, other than the Assumed Liabilities, are hereinafter referred to as the “Excluded Liabilities”), which Excluded Liabilities shall include, but not be limited to, the following:

(a)	all accounts payables of Seller except those set forth on Schedule 4.04(b) of the Disclosure Letter;

(b)	any liability or obligation (including accounts payable) owed to any shareholder or other Affiliate of Seller;

(c)	Taxes of Seller with respect to any period, as a transferee or successor, by contract or otherwise;

(d)	any liability for any indebtedness with respect to borrowed money, including any interest or penalties accrued thereon;

(e)	any liability relating to, resulting from, or arising out of, (i) claims made in pending or future suits, actions, investigations or other legal, governmental or administrative Proceedings, (ii) claims based on violations of law, breach of contract, or environmental, health and safety matters or any other actual or alleged failure of Seller to perform any obligation, in each case arising out of, or relating to, (x) events that have occurred, (y) services performed, or (z) the operation of the Business, prior to the Closing Date, or (iii) the Seller Employer Liabilities;

(f)	any liability relating to, resulting from, or arising out of, any Excluded Asset;

(g)	any liability relating to, resulting from, or arising out of, any operation of Seller not related to the Business or any former operation of Seller that has been discontinued or disposed of prior to the Closing Date;

(h)	any liability of Seller or any Affiliate of Seller or any Principal Shareholder arising or incurred in connection with the origin, negotiation, preparation and execution of this Agreement or any of the other agreements contemplated hereby to which Seller is or will be a party or the consummation of the transactions contemplated hereby and any fees and expenses of counsel, accountants, investment bankers, brokers, financial advisors, finders or other experts of Seller or the Principal Shareholders (collectively, “Transaction Expenses”); or

(i)	the obligations and liabilities of Seller under any contracts, agreements or other commitments not included in the Assumed Contracts.

The Excluded Liabilities shall include all claims, actions, litigation and Proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

4.06	Assignment of Contracts and Rights

(a)	If an attempted assignment of any Assumed Contract would be ineffective or would constitute a breach or other contravention of such Assumed Contract that would adversely affect the rights of Seller thereunder in such a manner that Buyer would not in fact receive all such rights, then this Agreement shall not constitute an agreement to assign such Assumed Contract.

(b)	If and to the extent that Seller is unable to assign an Assumed Contract as contemplated by Section 4.06(a), Seller shall continue to be bound by any such Assumed Contract (the “Non-Assigned Contract”). To the maximum extent permitted by Applicable Law or the terms of the Non-Assigned Contract, (i) Seller shall make the benefit of such Non-Assigned Contract available to Buyer, and (ii) the assignment provisions of this Agreement shall operate to the extent permitted by Applicable Law or the applicable Non-Assigned Contract to create a subcontract, sublease or sublicense with Buyer to perform each relevant Non-Assigned Contract at a price equal to the monies, rights and other consideration receivable or payable by Seller with respect to the performance by or enjoyment of Buyer under such subcontract, sublease or sublicense. To the extent such benefit is made available, and/or such subcontract, sublease or sublicense is created, (A) Buyer shall pay, perform and discharge fully all obligations of Seller under any such Non-Assigned Contract from and after the Closing Date, (B) Seller shall, without further consideration therefor, pay and remit to Buyer promptly any monies, rights and other consideration received in respect of such Non-Assigned Contract, and (C) Seller shall exercise or exploit its rights and options under all such Non-Assigned Contracts only as directed by Buyer.

(c)	If and when any third party consent contemplated by this Section 4.06 shall be obtained or any such Non-Assigned Contract shall otherwise be assignable, Seller shall promptly assign all of its rights and obligations thereunder or in connection therewith to Buyer without payment of further consideration therefor, and Buyer shall assume such rights and obligations.

4.07	Closing

The closing of the Acquisition contemplated by this Agreement shall take place via facsimile, electronic transfer in portable document form (PDF) and overnight delivery of the items referenced in Section 4.08 (or in such other manner and place as may be mutually agreed upon by the Parties), on August 1, 2012 or such other date mutually agreed upon by the Parties, subject to the satisfaction or waiver of all closing conditions contained in Article 9. Throughout this Agreement, such event is referred to as the “Closing” and such date thereof is referred to as the “Closing Date.” The effective time for all purposes of the consummation of the Acquisition shall be 12:01 a.m. (Alberta Time) on the Closing Date. All transactions at the Closing shall be deemed to take place in the order herein contemplated and no transaction shall be deemed to have been completed and no document or certificate or payment shall be deemed to have been delivered until all transactions are completed and all documents, certificates and payments are delivered. Subject to the provisions of Section 12.01, failure to consummate the Acquisition as set forth in this Section 4.07 will not result in the termination of this Agreement and will not relieve any Party of any obligation of this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Section 12.01.

4.08	Closing Deliveries

(a)	Buyer and Parent Deliveries. Buyer and Parent shall deliver to Seller and/or Mawji, as the case may be, at or prior to the Closing, each of the following:

(i)	a certificate, dated as of the Closing Date, executed on behalf of Buyer and Parent by a duly authorized officer of Buyer to the effect that each of the conditions set forth in clauses (a) and (b) of Section 9.02 has been satisfied;

(ii)	a certificate, dated as of the Closing Date and executed on behalf of each of Buyer and Parent by their respective secretaries, certifying resolutions of the board of directors of each of the Buyer and Parent approving the Acquisition and this Agreement;

(iii)	a stock transfer with respect to the repurchase and cancellation of the Subject HoldCo Shares, dated as of the Closing Date and executed by Buyer;

(iv)	an assignment and assumption agreement in the form attached hereto as Exhibit E (the “Assignment and Assumption Agreement”), dated as of the Closing Date and executed by Buyer;

(v)	a trademark assignment agreement in the form attached hereto as Exhibit F (the “Trademark Assignment Agreement”), dated as of the Closing Date and executed by Buyer;

(vi)	an escrow agreement in the form attached hereto as Exhibit G (the “Escrow Agreement”), dated as of the Closing Date and executed by Buyer and Parent and SunTrust Bank (the “Escrow Agent”);

(vii)	executed elections required pursuant to the ITA and the Excise Tax Act (Canada) as described in Sections 4.11, 4.12, 4.13 and 4.14; and

(viii)	such other instruments, documents and certificates as Seller may reasonably request.

(b)	Seller and the Principal Shareholders Deliveries. Seller, Principal Shareholders, HoldCo and/or Family Trust, as the case may be, shall deliver to Buyer and Parent, at or prior to the Closing, each of the following:

(i)	a certificate, dated as of the Closing Date and executed on behalf of Seller by its Chief Executive Officer, to the effect that each of the conditions set forth in clauses (a), (b) and (g) of Section 9.03 has been satisfied, which such certificate shall include, as an appendix thereto, a statement of the estimated working capital (as defined in Section 9.03(g)) as at the Closing Date;

(ii)	a certificate, dated as of the Closing Date and executed on behalf of Seller by its Secretary, certifying Seller’s (A) Certificate of Incorporation, (B) Bylaws, and (C) resolutions of the Seller’s Board of Directors and shareholders approving the Acquisition and this Agreement;

(iii)	a stock transfer with respect to the transfer and sale of the Subject HoldCo Shares to Buyer, together with stock certificates representing the Subject Holdco Shares, dated as of the Closing Date and executed by Family Trust;

(iv)	the Repurchase Note, dated as of the Closing Date and executed by HoldCo;

(v)	the Repurchase Note Assignment, dated as of the Closing Date and executed by Seller;

(vi)	the Assignment and Assumption Agreement, dated as of the Closing Date and executed by Seller;

(vii)	the Trademark Assignment Agreement, dated as of the Closing Date and executed by Seller;

(viii)	the Escrow Agreement, dated as of the Closing Date and executed by Seller and the Principal Shareholders;

(ix)	a written opinion from Seller’s legal counsel, substantially in the form attached hereto as Exhibit H, dated as of the Closing Date and addressed to Buyer and Parent;

(x)	evidence satisfactory to Buyer of the novation or consent to assignment of those Persons listed on Schedule 4.08(b)(x) of the Disclosure Letter whose novation or consent to assignment, as the case may be, is required in connection with the Acquisition or any other transaction contemplated by this Agreement (the “Required Consents”);

(xi)	evidence satisfactory to Buyer that all Liens in favor of the Bank of Montreal have been terminated;

(xii)	executed elections required pursuant to the ITA and the Excise Tax Act (Canada) as described in Sections 4.11, 4.12, 4.14 and 4.14; and

(xiii)	such other instruments, documents and certificates as Buyer may reasonably request.

4.09	Purchase Price

On the terms and subject to the conditions of, and the adjustments contemplated by, this Agreement and the Escrow Agreement, in consideration of the sale and assignment of the Purchased Assets by Seller to Buyer and in addition to Buyer’s assumption of the Assumed Liabilities, Buyer agrees to pay the purchase price (the “Purchase Price”) of Twenty-Eight Million U.S. Dollars ($28,000,000) to Seller as follows:

(a)	At Closing, Buyer shall pay to Seller in cash by wire transfer to the account set forth on Schedule 4.09(a) of the Disclosure Letter an amount (the “Closing Payment”) equal to Twenty-Eight Million U.S. Dollars ($28,000,000) less (i) the Indemnification Escrow Amount, (ii) the Cash Amount, and (iii) the principal amount of the Assignment Note;

(b)	At Closing, Four Million Two Hundred Fifty Thousand U.S. Dollars ($4,250,000) of the Purchase Price shall be satisfied by the set-off against, and cancellation of, the Assignment Note; and

(c)	At Closing, Buyer shall deposit with the Escrow Agent cash in an amount equal to the Indemnification Escrow Amount, which shall be held by the Escrow Agent and dealt with pursuant to the Escrow Agreement, and Buyer shall cause the Escrow Agent to deliver, on or before the Closing Date, written confirmation of such deposit to Seller.

Seller and the Principal Shareholders acknowledge that the payments to be made pursuant to this Section 4.09 together with the assumption of the Assumed Liabilities constitute payment in full of the Purchase Price. As a consequence of the reduction made pursuant to Section 4.09(a), Seller shall retain following the Closing all accounts (and cash therein deposited) and instruments containing or evidencing the Cash Amount and all right, title and interest in and to such accounts (and cash therein deposited) and instruments. On the Business Day prior to Closing, the Parties shall agree on the value of the Cash Amount, based on the Bank of Canada’s USD exchange rate as of such date, which such value shall be deemed to be the value of the Cash Amount as of the Closing Date. To the extent that any marketable securities or other short-term investments cannot be accurately valued as of the Closing Date, Seller shall provide a reasonable, good faith estimate of such marketable securities or other short-term investments to be included in the Cash Amount (the “Marketable Securities Estimate”). Within 30 days following the Closing Date, Buyer and Seller shall agree upon, acting reasonably, the actual value of all marketable securities or other short-term investments included in the Cash Amount. If the actual value of Seller’s marketable securities or other short-term investments as of the Closing Date, as agreed upon by Buyer and Seller, is less than the Marketable Securities Estimate, Buyer shall pay the amount of such deficiency to Buyer within 30 days following the Closing Date. If the actual value of Seller’s marketable securities or other short-term investments as of the Closing Date exceeds the Marketable Securities Estimate, Seller shall pay the amount of such excess to Buyer within 30 days following the Closing Date; provided, however that Buyer may, in its sole discretion, recover such amounts from the Indemnification Escrow Amount in accordance with the Escrow Agreement.

4.10	Further Assurances

Each Party shall on the Closing Date and from time to time thereafter at any other Party’s reasonable request and without further consideration, execute and deliver to such other Party such instruments, certificates and documents required to effect the Acquisition (in addition to those delivered pursuant to this Article 4), as shall be reasonably requested to consummate more effectively the transactions contemplated by this Agreement.

4.11	Sales Tax

Seller and Buyer agree to elect jointly under subsection 167(1) of Part IX of the Excise Tax Act (Canada), and any equivalent or corresponding provision under any applicable provincial or territorial legislation imposing a similar value added or multi-staged Tax. Buyer and Seller shall make such election(s) in prescribed form containing prescribed information and Buyer shall file the election forms together with any documentation necessary, together with Buyer’s GST/HST return for the reporting period that includes the Closing Date.

4.12	Section 56.4 Tax Election

Seller and Buyer agree to elect jointly under the proposed paragraph 56.4(3)(b) of the ITA and any applicable provincial statute, on the forms prescribed for such purposes, if and when they become available, along with any documentation necessary or desirable. Seller shall file such forms and a copy of any applicable noncompetition agreements on or before their filing due date (as defined in the ITA) for their taxation year that includes the Closing Date and shall file such income tax returns on or before their filing due-date. In addition, Seller and Buyer shall make any similar provincial election as may be applicable. Seller and Buyer shall cooperate fully in the filing of the aforesaid election as required by the ITA and any applicable statute.

4.13	Accounts Receivable Election

Seller and Buyer agree to elect jointly in the prescribed form under Section 22 of the ITA and any equivalent provision under applicable provincial tax legislation as to the sale of the Receivables and to designate in such election an amount equal to the portion of the Purchase Price allocated to such assets, as agreed by Buyer and Seller, acting reasonably.

4.14	Subsection 20(24) Election

Seller and Buyer shall jointly execute and file an election under subsections 20(24) and 20(25) of the ITA and under the equivalent provisions of any other applicable provincial Tax legislation, in the prescribed form and within the prescribed time permitted under the ITA and under any other Applicable Law, as to such amount paid by Seller to Buyer for undertaking future obligations. In this regard, Seller and Buyer acknowledge that part of the Purchased Assets were transferred to Buyer as a payment by Seller to Buyer for the undertaking by Buyer of such future obligations of Seller.

4.15	Corporate Guarantee of Parent

Parent agrees to cause Buyer to perform its obligations under this Agreement and all Ancillary Agreements, as the same may be amended, changed, replaced or otherwise modified from time to time, including by providing any necessary funds to Buyer to allow it to fulfill its obligations under this Agreement, and undertakes to perform all such obligations to the extent that Buyer fails to do so; in each case, to the extent that such obligations are required to be performed by Buyer pursuant to this Agreement, subject in all cases to the satisfaction or waiver of all conditions to such obligations, or involve the payment of any amounts on account of the Purchase Price (collectively, the “Guaranteed Obligations”). Without limiting the generality of the foregoing, Parent, as primary obligor, absolutely, unconditionally and irrevocably guarantees, covenants and agrees to be jointly and severally liable with Buyer for the due and punctual performance of each of the Guaranteed Obligations, including, without limitation, the payment in full of the Purchase Price. This guarantee shall be an obligation for full and prompt performance rather than a secondary guarantee of collectability and can be enforced against Parent directly as a primary obligor without taking action to enforce this Agreement against Buyer. The liability of Parent in respect of the Guaranteed Obligations shall survive the Closing.

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF SELLER, THE PRINCIPAL SHAREHOLDERS AND THE FAMILY TRUST

Subject to the disclosures set forth in the disclosure letter of Seller and the Principal Shareholders delivered to Buyer concurrently with the Parties’ execution of this Agreement (the “Disclosure Letter”), Seller, each of the Principal Shareholders and the Family Trust, jointly and severally, represent and warrant to Buyer and Parent as set forth in the sections of this Article 5 which follow. Any matter set forth is the Disclosure Letter corresponding to a specific section or subsection of this Article 5 shall be deemed disclosed with regard to: (i) that specific section or subsection; and (ii) any other section or subsection of this Article 5 to which the disclosure in the Disclosure Letter, on the face of such disclosure, reasonably relates. A cross reference in any section of the Disclosure Letter shall be deemed to incorporate the information contained in the cross-referenced section or item into the cross-referencing section.

5.01	Organization, Standing and Power

(a)	Seller is a corporation duly organized, validly existing and in good standing under the laws of Canada and has full power and authority and possesses all permits necessary or desirable to enable it to own, lease or otherwise hold its properties and to conduct the Business as now being conducted and as currently proposed by it to be conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction except where the failure to be so qualified and in good standing is not material to Seller.

(b)	Seller has delivered to Buyer true, correct and complete copies of its organizational and constating documents, including the Certificate of Incorporation and bylaws of Seller, both as amended through the Agreement Date. Seller is not in violation of any of the provisions of its Certificate of Incorporation or bylaws, as so amended.

5.02	No Subsidiaries

Seller has no, and has never had any, Subsidiaries. Other than being a Subsidiary of 937275 Alberta, Seller has never been the Subsidiary of another entity. Seller is not a successor, whether by merger, consolidation or otherwise, to any other Person.

5.03	Authorization and Enforceability

(a)	The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller’s legal power and authority and have been duly authorized by all necessary action on the part of Seller, including all requisite approvals by Seller’s shareholders. This Agreement and the Ancillary Agreements to which it is a party constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, in each case subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a Proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

(b)	Mawji is an individual resident in the Province of Alberta. Each of 937275 Alberta and Holdco is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta. The Family Trust is a trust duly formed under the laws of the Province of Alberta. The execution, delivery and performance by each Principal Shareholder of this Agreement and the Ancillary Agreements to which such Principal Shareholder is a party, and the consummation by each Principal Shareholder of the transactions contemplated hereby and thereby are within each such Principal Shareholder’s legal power, capacity and authority. The execution, delivery and performance by Holdco of this Agreement and the Ancillary Agreements to which Holdco is a party, and the consummation by Holdco of the transactions contemplated hereby and thereby are within Holdco’s legal power, capacity and authority. The execution, delivery and performance by the Family Trust of this Agreement and the Ancillary Agreements to which the Family Trust is a party, and the consummation by the Family Trust of the transactions contemplated hereby and thereby are within the Family Trust’s legal power, capacity and authority. This Agreement and the Ancillary Agreements to which each Principal Shareholder is a party constitute valid and binding agreements of such Principal Shareholder, enforceable against such Principal Shareholder in accordance with their respective terms, in each case subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a Proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

5.04	Non-Contravention

The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or bylaws of Seller, as amended, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon Seller and/or applicable to the Purchased Assets or the Business, (iii) assuming receipt of the consents identified on Schedule 5.05 of the Disclosure Letter, conflict with or constitute a default under any Assumed Contract, or (iv) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens. The execution, delivery and performance by each Principal Shareholder, Holdco and the Family Trust of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Principal Shareholders, Holdco and the Family Trust of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the organizational or constating documents of 937275 Alberta or Holdco (ii) contravene or conflict with the trust deed or other constating documents of the Family Trust, (iii) contravene or conflict with or constitute a violation of any provision of any agreement, law, regulation, judgment, injunction, order or decree binding upon any Principal Shareholder, Holdco or the Family Trust. Without limiting the generality of the foregoing, neither Seller, any Principal Shareholder, Holdco nor the Family Trust is a party to any agreement or understanding that limits in any way the ability of (i) Seller, any Principal Shareholder, Holdco or the Family Trust to enter into this Agreement or the Ancillary Agreements and perform their respective obligations hereunder and thereunder, (ii) Seller to sell the Purchased Assets to Buyer on the terms and subject to the conditions set forth herein, or (iii) the Family Trust to sell the Subject Holdco Shares to Buyer.

5.05	Consents

Schedule 5.05 of the Disclosure Letter sets forth each of the Assumed Contracts requiring consent as a result of the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby. No other consent, approval, waiver or other action by any Person under any Assumed Contract is required or necessary for the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

5.06	Capitalization

Schedule 5.06 of the Disclosure Letter sets forth a true and correct ownership and capitalization table of Seller. The shareholders listed on Schedule 5.06 of the Disclosure Letter are the sole record and beneficial owners of any equity or debt securities of Seller and any rights to acquire any equity or debt securities of Seller. As of the Closing, other than the outstanding stock options which will either terminate or be surrendered following Closing, the Principal Shareholders shall be the sole registered and beneficial owners of any equity or debt securities of Seller and any rights to acquire any equity or debt securities of Seller.

5.07	Financial Statements

(a)	Attached as Schedule 5.07(a) of the Disclosure Letter are the compiled balance sheet and statements of income, shareholders’ equity and cash flows of Seller as of and for the twelve (12) month period ended December 31, 2011 (the “December 2011 Statements”) and the statement of revenue for the five-month period ended May 31, 2012 (collectively, the “Financial Statements”).

(b)	The Financial Statements (i) have been prepared from the books and records of Seller, (ii) except as set forth in the notes to the balance sheet dated December 31, 2011(the “2011 Balance Sheet”) forming part of the December 2011 Statements with respect to retained earnings, complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) except as set forth in the notes to the 2011 Balance Sheet with respect to retained earnings, are true, correct and complete and present fairly the financial condition of Seller at the balance sheet dates and its results of operations, shareholders’ equity and cash flows as at the dates and for the periods therein specified, and (iv) except as provided in Schedule 5.07(b) of the Disclosure Letter, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other.

(c)	The books of account and other financial records of Seller have been kept accurately in the ordinary course of business consistent with Applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Seller have been properly recorded therein. To the knowledge of Seller and the Principal Shareholders, there are no significant deficiencies or material weaknesses in the design or operation of Seller’s internal accounting controls which could reasonably be expected to adversely affect Seller’s ability to record, process, summarize and report financial data. As of the date of Seller’s 2011 Balance Sheet, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in Seller’s 2011 Balance Sheet as required by said Statement No. 5. Except for the December 2011 Statements and the internally-prepared statement of revenue for the five-month period ended May 31, 2012, which such statements were prepared in accordance with GAAP, the books of account and other financial records of Seller are, and have historically been, prepared in accordance with the Accounting Standards. Except as set forth in the preceding sentence or as described in the Financial Statements, there has been no change in Seller’s accounting policies since Seller’s inception. Since the date of Seller’s 2011 Balance Sheet, there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of Seller.

(d)	Neither Seller, the Principal Shareholders has identified or been made aware of any fraud, whether or not material, that involves Seller’s management or other current or former employees, consultants, shareholders (including the Principal Shareholders) of Seller who have a role in the preparation of financial statements or the internal accounting controls utilized by Seller, or any claim or allegation regarding any of the foregoing. Neither Seller nor the Principal Shareholders nor, to the knowledge of Seller and the Principal Shareholders, any officer, Employee, auditor, accountant, shareholder or representative of Seller has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, in each case, regarding accounting or auditing practices, procedures, methodologies or methods of Seller or its internal accounting controls or any material inaccuracy in Seller’s financial statements. Since Seller’s inception, there have been no internal investigations regarding accounting or revenue recognition or any other alleged misconduct.

5.08	No Liabilities

Other than the liabilities and obligations arising pursuant to this Agreement, Holdco has no liabilities or obligations, whether accrued, absolute, contingent or otherwise. Seller has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, relating to the Business or the Purchased Assets except to the extent:

(a)	reflected in the Financial Statements and not paid or discharged prior to the Closing;

(b)	arisen in the ordinary course of business since the date of the 2011 Balance Sheet and not paid or discharged prior to the Closing; or

(c)	specifically set forth in Schedule 5.08 of the Disclosure Letter.

5.09	No Material Adverse Effect

Since the date of the 2011 Balance Sheet there has not been any changes in the business, properties or financial condition of Seller that have had or could reasonably be expected to have a Material Adverse Effect. There is not any threatened or prospective event or condition of any character whatsoever that could reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as provided in Schedule 5.09 of the Disclosure Letter, Seller has not taken any of the following actions since the date of the 2011 Balance Sheet:

(a)	terminated or modified any existing benefit arrangement or Employee benefit plan or, other than as a result of ordinary course performance reviews, increased the annual level of compensation of any existing Employee;

(b)	encumbered, sold, licensed or otherwise transferred any assets, properties or rights of Seller relating to the Business to any Person, other than product sales and/or leases to customers in the ordinary course of business;

(c)	engaged in any efforts outside the ordinary course of business to accelerate the collection of any Receivables;

(d)	canceled or waived any indebtedness or other obligation owing to Seller relating to the Business;

(e)	incurred any indebtedness or other liabilities relating to the Business in excess of Twenty-Five Thousand U.S. Dollars ($25,000);

(f)	made any payment relating to the Business in excess of Twenty-Five Thousand U.S. Dollars ($25,000);

(g)	purchased or otherwise acquired any property, rights or assets relating to the Business having a value in excess of Twenty-Five Thousand U.S. Dollars ($25,000);

(h)	waived any rights or claims of Seller relating to the Business;

(i)	breached or terminated any of the Assumed Contracts, or otherwise amended any of the Assumed Contracts, except in respect of the addition of users or seats to any license granted by Seller;

(j)	engaged in any transaction relating to the Business outside the ordinary course of business, or

(k)	agreed to do any of the foregoing.

5.10	Leased Premises

Seller owns no real estate. Schedule 5.10 of the Disclosure Letter sets forth all real estate leases and occupancy agreements to which Seller is a party. To the knowledge of the Seller and the Principal Shareholders, there are no facts that would adversely affect the possession, use or occupancy of the real estate leased or occupied by Seller (the “Leased Premises”). With respect to the Leased Premises including all structures, fixtures and improvements located therein, Seller has adequate rights of ingress and egress for the operation of the Business in the ordinary course of business consistent with past practice. All utilities serving the Lease Premises are installed and operating and are sufficient to enable the Leased Premises to continue to be used and operated consistent with past practices, and any so-called hook-up fees or other associated charges accrued to date have been fully paid. Seller has not sublet, assigned, encumbered, licensed or otherwise granted or conveyed any rights in the Leased Premises to any Person. Except as set forth in the Schedule 5.10 of the Disclosure Letter, the Business is only carried from the Leased Premises and at no other locations. All rental and other payments required to be paid by Seller with respect to the Leased Premises have been duly paid. To the knowledge of Seller and the Principal Shareholders, there are no material work orders outstanding against the Leased Premises, and Seller has not received any deficiency notices, requests or written advice of any breach of any Legal Requirements in respect of the foregoing which could, if not corrected, become a material work order. To the knowledge of the Seller and the Principal Shareholders, there are no matters affecting the right, title and interest of Seller in or to the Leased Premises that would materially restrict or prevent the use and operation of the Leased Premises for its current use.

5.11	Title

Seller has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens of every kind, nature and description whatsoever other than (i) Liens which will be discharged or released at or prior to Closing, (ii) Liens disclosed on Schedule 5.11 of the Disclosure Letter, or (iii) Liens that do not detract from the value of such Purchased Assets as now used, or interfere with any present or intended use of such Purchased Assets (the Liens described in clauses (ii) and (iii) of this Section 5.11 are referred to collectively as the “Permitted Liens”). There are no existing agreements, options, commitments or rights with, of or to any Person (other than Buyer pursuant to this Agreement) to acquire any assets, properties or rights included in the Purchased Assets or any interest therein. The Family Trust has, or immediately prior to Closing will have, good and marketable title to the Subject Holdco Shares, free and clear of all Liens of every kind, nature and description.

5.12	Adequacy of Purchased Assets

The Purchased Assets constitute, in the aggregate, all of the property necessary for the conduct of the Business in the manner in which and to the extent to which it is currently being conducted. The equipment and other tangible property included in the Purchased Assets are in good operating condition and good state of repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently used. The quantity of all such equipment and tangible property included in the Purchased Assets are reasonable and customary for the Business.

5.13	Litigation

(a)	There is no private or governmental Proceeding pending, or, to the knowledge of Seller and the Principal Shareholders, threatened against Seller, Holdco or the Family Trust or any of their respective assets (including the Purchased Assets and the Subject Holdco Shares) or properties or any of Seller’s officers, directors or Employees (in their capacities as such or relating to their employment, services or relationship with Seller), nor, to the knowledge of Seller and the Principal Shareholders, is there any reasonable basis for any such action, suit, proceeding, claim, mediation, arbitration or investigation.

(b)	There is no judgment, decree, injunction or order against or applicable to Seller, Holdco or the Family Trust, any of their respective assets (including the Purchased Assets and the Subject Holdco Shares) or properties, or, to the knowledge of Seller and the Principal Shareholders, any of Seller’s officers, directors or Employees (in their capacities as such or relating to their employment, services or relationship with Seller).

(c)	There is no private or governmental Proceeding pending, or, to the knowledge of Seller and the Principal Shareholders, threatened based upon Seller, the Principal Shareholders, Holdco or the Family Trust entering into this Agreement or any of the other transactions or agreements contemplated hereby, nor, to the knowledge of Seller and the Principal Shareholders, is there any reasonable basis for any Person to assert a claim against Seller, the Principal Shareholders, Holdco or the Family Trust based upon entry into this Agreement or any of the other transactions or agreements contemplated hereby.

(d)	Seller has no Proceeding pending or threatened against any other Person.

5.14	Contracts

(a)	The Customer Contracts constitute all of Seller’s active contracts and agreements, including purchase orders, statements of work and other oral or written commitments, in effect as of the Agreement Date with customers of the Business regarding sales and/or licenses of the Products or provision of the Services. No Customer Contract permits a customer to sublicense or otherwise transfer to a third party the Products, the Seller Proprietary Software or any Intellectual Property attributable thereto. Each past or present customer of Seller to whom Seller disclosed any of the Intellectual Property attributable to the Products is bound by a confidentiality provision that requires such past or present customer to take reasonable steps to protect the rights of Seller in the Intellectual Property relating to the Products. Seller has made no material commitments to any customers that are not contained or reflected in the Customer Contracts.

(b)	The License Contracts constitute all of Seller’s contracts and agreements with respect to Third Party Software. No License Contract or other agreement requires Seller to pay any royalty or license payment.

(c)	The Other Contracts constitute all of Seller’s contracts and agreements (other than the Customer Contracts and License Contracts) in effect as of the Agreement Date that are material to the Business.

(d)	Seller has provided true and accurate copies of all Assumed Contracts to Buyer prior to the Agreement Date. Each Assumed Contract is a valid and binding agreement of Seller, and to the knowledge of the Seller and the Principal Shareholders, each Assumed Contract is a valid and binding agreement of the other parties thereto and is in full force and effect. To the knowledge of the Seller and the Principal Shareholders, there has not occurred any default under any Assumed Contract on the part of Seller nor has there occurred any event which with notice or lapse of time or both would constitute a default under any Assumed Contract on the part of Seller. There has not occurred any repudiation of, or, to the knowledge of the Seller and the Principal Shareholders, any default under, any Assumed Contract on the part of the other parties thereto. Assuming the receipt of the consents listed in Schedule 5.05 of the Disclosure Letter, immediately following the Closing, the Buyer shall have the benefit of each Assumed Contract and, to the knowledge of Seller and the Principal Shareholders, each Assumed Contract shall be a valid and binding agreement of each other party thereto. No Person, including any Affiliate, is an express or implied third party beneficiary of any of the Assumed Contracts. Except for the Permitted Liens and Liens which will be discharged or released at or prior to Closing, no security interest, lien, encumbrance or claim of any third party exists on any interest created under any of the Assumed Contracts (except for those that result from or relate to leased Purchased Assets).

(e)	Except as set forth on Schedule 5.14(e) of the Disclosure Letter, the Assumed Contracts do not include:

(i)	any Assumed Contract obligating Seller to enhance, customize or otherwise modify the Products or create or deliver, or accelerate the delivery of, any new Products;

(ii)	any Assumed Contract obligating Seller to provide any Services other than standard implementation and support services in the ordinary course of business consistent with past practices;

(iii)	any Assumed Contract limiting the freedom of Seller to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property or otherwise limiting the right of Seller to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(iv)	any Assumed Contract granting most favored nations pricing or most favored nations terms;

(v)	any Assumed Contract granting any exclusive rights of any type or scope to any Person;

(vi)	any Assumed Contract granting rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;

(vii)	(A) any Assumed Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for Seller, (B) any Assumed Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons, or (C) any Assumed Contract that involves the payment of royalties to any other Person;

(viii)	any Assumed Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by Seller, in connection with this Agreement and the transactions contemplated hereby;

(ix)	any Assumed Contract pursuant to which Seller has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Assumed Contract pursuant to which it has any material ownership interest in any other Person;

(x)	any Assumed Contract with any Governmental Entity; or

(xi)	any agreement settling any Proceeding or threatened Proceeding.

5.15	Compliance with Laws

(a)	Seller has complied in all material respects with, is not in violation of, and has not received any notice of, or other communication regarding, any violation, investigation relating to any violation or threat to be charged with any violation with respect to, any Legal Requirement with respect to Seller, the conduct of the Business, or the ownership or operation of the Business.

(b)	Seller has not received any notice of or other communication regarding (i) any actual or possible violation of Applicable Law or any Governmental Authorization or any failure or possible failure to comply with any term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. No Governmental Authorization which is material to the operation of the Business will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

(c)	The business and operations of Seller are and have at all times been in material compliance with all applicable federal and provincial Legal Requirements relating to data privacy or security, including the Personal Information Protection and Electronic Documents Act (Canada) and the Personal Information Protection Act (Alberta), and the regulations promulgated thereunder. Without limiting the foregoing, Seller has (i) obtained all consents from individuals as required for the processing of their respective Personal Information in carrying out the Business; (ii) implemented technical, physical and organizational measures as reasonably necessary to safeguard Personal Information in its custody and control; and (iii) a privacy management program with the written policies, procedures and other elements set out in the publication issued jointly by the Office of the Privacy Commissioner of Canada, Office of the Information and Privacy Commissioner for British Columbia, and Office of the Information and Privacy Commissioner of Alberta, entitled Getting Accountability Right with a Privacy Management Program. Seller has not had any material incidents involving the loss, theft, damage or unauthorized or unlawful access or processing of Personal Information in its custody or control.

(d)	Seller is not a party to, or bound by, any order or corporate integrity agreement or other formal or informal agreement with any Governmental Entity with respect to the conduct of the Business and operations of Seller.

(e)	Seller has not, directly or indirectly, used any company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from company funds, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any officer or employee of any Governmental Entity, a member of a political party or a candidate for political office in a foreign country, for the purpose of influencing any act or decision of any such Person acting in his or her official capacity or inducing the Person to do or omit to do any action in violation of his or her lawful duty, inducing such Person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist Seller to obtain or retain business for or with, or in directing business to, any Person.

5.16	Intellectual Proprietary Rights

(a)	Schedule 5.16(a) of the Disclosure Letter contains a true, correct and complete list of each issued or pending Registration of Seller related to the Business or the Purchased Assets. Each Registration is and at all times has been in material compliance with all Legal Requirements, and all filings, payments, and other actions required to be made or taken to maintain such Registration in full force and effect have been made by the applicable deadline. Except as provided in Schedule 5.16(a) of the Disclosure Letter, no application related to any Registration has been abandoned, allowed to lapse, or rejected. Schedule 5.16(a) of the Disclosure Letter identifies and describes each filing, payment, and action that must be made or taken on or before the date that is ninety (90) days after the Closing Date in order to maintain each Registration in full force and effect.

(b)

(i)     Schedule 5.16(b)(i) of the Disclosure Letter is an accurate and complete list and description (including a name, product description, version level, the language in which it is written and the hardware requirements) of all Seller Proprietary Software.

(ii)    Schedule 5.16(b)(ii) of the Disclosure Letter is an accurate and complete list and description (including a name, product description, version level, the language in which it is written and the hardware requirements) of all Third Party Software that constitutes a component of the Products or is used to deliver services to customers as part of the Business. Such Third Party Software is generally commercially available for license at commercially reasonable rates and on commercially reasonable terms.

(c)

(i)     Seller has, and immediately following the Closing Buyer shall have, good and marketable title to all of the Seller Proprietary Software and holds all rights in and to the Intellectual Property attributable thereto, and has all rights in and to the Third Party Software, the Intellectual Property attributable thereto and all other Intellectual Property, as may be necessary to operate the Business consistent with past practices or to otherwise conduct the Business, free and clear of all Liens (other than Permitted Liens and Liens which will be discharged or released at or prior to Closing). No Seller Proprietary Software or any Intellectual Property attributable thereto is subject to any Proceeding that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use or enforceability of the Seller Proprietary Software or any Intellectual Property attributable thereto.

(ii)	None of the Seller Proprietary Software, the Intellectual Property attributable thereto, or their respective past or current uses by or through Seller has infringed, misappropriated or otherwise violated (collectively, “Infringed”), or is Infringing upon, any Software, moral right or other Intellectual Property owned by any Person, whether such rights are registered or unregistered, and no such claims have been asserted by any Person. Seller has not received any notice or claims challenging Seller’s exclusive ownership of any Seller Proprietary Software or the Intellectual Property attributable thereto or the validity or enforceability thereof. None of the past or current uses of the Seller Proprietary Software or any Intellectual Property attributable thereto by or through Seller constitutes, to the knowledge of Seller and the Principal Shareholders, unfair competition trade practices under Applicable Law.

(iii)	To the knowledge of Seller and the Principal Shareholders, no Person is Infringing upon, or has Infringed upon or misappropriated at any time, any of Seller’s proprietary rights to the Seller Proprietary Software or the Intellectual Property attributable thereto.

(iv)	The Seller Proprietary Software and the Intellectual Property attributable thereto do not contain any derivative works or any programming or other materials not owned in their entirety by Seller and included in the Purchased Assets. No Person has any interest in or right to the Seller Proprietary Software or the Intellectual Property attributable thereto, including the right to royalty payments. Seller has granted no third party any exclusive rights related to any Seller Proprietary Software or any Intellectual Property attributable thereto.

(v)	Seller has adequately maintained all trade secrets and copyrights with respect to the Seller Proprietary Software and the Intellectual Property attributable thereto.

(d)	Seller maintains (A) machine-readable copies of the Seller Proprietary Software and the Third Party Software that constitutes a component of the Products or is used to deliver services to customers as part of the Business, and (B) reasonably complete technical documentation and/or user manuals for all releases or versions thereof currently in use by Seller or its customers. Such machine-readable copy conforms to the corresponding source code listing in all material respects.

(e)	Except as set forth on Schedule 5.16(e) or Schedule 5.11 of the Disclosure Letter, the Seller Proprietary Software (i) does not contain any Publicly Available Software, (ii) does not contain any Harmful Code, (iii) does not contain any Software that requires as a condition of use, modification and/or distribution that such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be distributed at no charge, and (iv) is not subject to any source code escrow agreement or other similar obligation to provide source code to any third party. Seller has not delivered copies or disclosed, or agreed to deliver or disclose, any source code to any Person.

(f)	The Products comply in all material respects with all representations, warranties and other requirements as to the Products specified in all Customer Contracts and all applicable specifications published by Seller.

(g)	All Third Party Software that constitutes a component of the Products or is used to deliver services to customers as part of the Business is readily available for license at commercially reasonable rates and on commercially reasonable terms.

(h)	Schedule 5.16(h) of the Disclosure Letter identifies all Persons who have contributed to the development of the Seller Proprietary Software and the Intellectual Property attributable thereto. All personnel, including Employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Seller Proprietary Software and the Intellectual Property attributable thereto on behalf of Seller:

(i)	have executed and are legally bound by a nondisclosure agreement regarding the Confidential Information; and

(ii)	have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising and have waived for the benefit of Seller all moral rights that such personnel including such Employees, agents, consultants and contractors may have in the Seller Proprietary Software and the Intellectual Property attributable thereto and the Seller has the right to and does hereby assign and convey such waivers to Buyer.

(i)	Except for any cash refunds and/or tax credits pursuant to the SRED program, Seller has not received any funding from any Governmental Entity of any nature whatsoever, other than license fees or other payments for Services under a Customer Contract, and there is otherwise no prohibition or restriction on the use of the Seller Proprietary Software and the Intellectual Property attributable thereto by any Governmental Entity.

5.17	Employees

(a)	Schedule 5.17 of the Disclosure Letter contains a true and complete list of all of the Employees as (whether full-time, part-time, retained through employee leasing arrangements or otherwise) and independent contractors of Seller as of the Agreement Date, specifying their annual salary, hourly wages, position, length of service, location of employment, consulting or other independent contractor fees, respectively, together with an appropriate notation next to the name of any such Employee who is subject to any employment, termination, retention, change in control or severance agreements to which Seller is a party, whether written or oral, for the benefit of any Employee or former employee of Seller (individually, an “Employment Contract,” and collectively, the “Employment Contracts”) or any other written term sheet or other document describing the terms and/or conditions of employment of such Employee or of the rendering of services by such independent contractor.

(b)	Seller has received no claim from any Governmental Entity to the effect that it has improperly classified as an independent contractor any person named on Schedule 5.17 of the Disclosure Letter as an Employee.

(c)	Except as set forth in Schedule 5.17 of the Disclosure Letter, and except for obligations arising under statute or common law, Seller has made no unwritten commitments to any officers, Employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise.

(d)	To the knowledge of Seller and the Principal Shareholders, none of the Employees, nor any group of its Employees, intend to terminate their employment with Seller, nor does Seller have a present intention to terminate the employment of any of the foregoing. Except as set forth in Schedule 5.17 of the Disclosure Letter, all Employees are actively at work on the Agreement Date.

(e)	Seller has complied in all material respects with all applicable Legal Requirements related to employment, including all employment standards, labor relations, anti-discrimination, pay equity, employment equity, and workplace health and safety laws. Seller is not a party to Proceeding under any statute with respect to its Employees, former employees or independent contractors. There are no claims or complaints nor, to the knowledge of Seller and Principal Shareholders, any threatened claims or complaints against Seller pursuant to any Legal Requirement relating to the Employees, former employees or consultants including employment standards, occupational health and safety, human rights, labor relations, worker’s compensation, pay equity and employment equity.

5.18	Employee Benefit Plans

(a)	“Seller Employee Plans” means all pension (both registered and non-registered plans), retirement, profit sharing, savings (both registered and non-registered plans), deferred compensation, incentive, stock compensation, stock purchase, stock option, stock appreciation right or phantom stock, health, welfare, hospitalization insurance, medical, dental, vision care, drug, legal benefit, disability, life insurance, supplemental unemployment benefit, salary continuation, sick leave, severance or termination pay or program, change of control, vacation, bonus, incentive or other compensation or other similar plan or arrangement or practice, whether written or oral, that is maintained, sponsored or contributed to, or required to be contributed to, by Seller relating to or for the benefit of its Employees, other than any statutory or government-sponsored plan to which Seller is required to contribute or with which Seller is required to comply pursuant to statute.

(b)	Seller has provided Buyer: (i) a complete and current copy of the summary plan descriptions for each written Seller Employee Plan and any amendments thereto; (ii) a written description of each unwritten Seller Employee Plan; and (iii) such other documentation with respect to any Seller Employee Plan as has been reasonably requested in writing by Buyer.

(c)	Each Seller Employee Plan has been operated and administered materially in accordance with its terms and Applicable Law.

(d)	Except to the extent that is set forth in Schedule 5.17(a) of the Disclosure Letter, none of the Seller’s employees will be receiving, or have made a claim that is outstanding for benefits under any Seller Employee Plan or pursuant to the Workers’ Compensation Act (Alberta) or similar legislation in other jurisdictions.

(e)	All current assessments under the Workers’ Compensation Act (Alberta) and all similar legislation in other jurisdictions, in relation to Seller, have been paid or accrued and Seller has not been subject to any special or penalty assessment under such legislation which has not been paid.

5.19	Labor Relations

(a)	There are no existing or, to the knowledge of Seller and the Principal Shareholders, threatened (i) labor strikes, (ii) grievances, (iii) representation questions respecting any employees of Seller, or (iv) arbitration procedures arising out of or under any union contract covering employees of Seller.

(b)	Seller is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Seller.

(c)	To the knowledge of the Seller and the Principal Shareholders, the Seller is not the subject of any threatened or apparent union organizing activities involving any of its employees.

5.20	Insurance

Schedule 5.20 of the Disclosure Letter sets forth an accurate list of all insurance policies carried by Seller immediately prior to the Agreement Date. Seller has provided to the Buyer true, complete and correct copies of all of Seller’s insurance policies. Such policies are currently in full force and effect.

5.21	Permits

Seller holds all Governmental Authorizations that are material to the conduct of the Business and is in material compliance with the requirements of all such Governmental Authorizations.

5.22	Environmental Matters

Seller is in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable environmental laws, or in any applicable plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

5.23	Taxes

(a)	Seller is not a non-resident of Canada for the purposes of the ITA. Seller has timely filed all Tax Returns required to be filed by it and has timely paid all Taxes shown to be due on such Tax Returns and all other Taxes otherwise due. All Tax Returns were complete and accurate in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Seller has delivered to Buyer correct and complete copies of all Tax Returns for the last four (4) years and all notices of assessment or reassessment received in relation to those taxation years.

(b)	The unpaid Taxes of Seller (i) did not, as of December 31, 2011, exceed the reserve for Tax liability set forth on the face of the 2011 Balance Sheet, and (ii) will not exceed such reserve as adjusted for operations through the Closing Date.

(c)	As at the Agreement Date, there is (i) no claim for Taxes being asserted against Seller that has resulted in or will result in a Lien against the property of Seller other than Liens for Taxes not yet due and payable and Seller is not aware of any basis for the assertion by any Tax Authority of any such claim for unpaid Taxes, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of Seller being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by Seller currently in effect, (iv) no agreement to any extension of time for filing any Tax Return which has not been filed and (v) no written ruling related to Taxes or any agreement with a Tax Authority relating to Taxes. No claim has ever been made by any Governmental Entity in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(d)	Seller is neither a party to nor bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does Seller have any liability or potential liability to another party under any such agreement whether as a transferee or successor or otherwise.

(e)	Seller has neither consummated nor participated in, and is not currently participating in any transaction that was or is a “Tax Shelter” transaction as defined in Section 237.1 of the ITA.

(f)	Seller has in its possession all official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities and has provided copies of such documentation to Buyer.

(g)	Seller has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes, has, within the time and in the manner prescribed by Applicable Law, withheld from employee wages or compensation paid to consultants or other service providers and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and provincial income Taxes, Employment Insurance Act (Canada), Canada Pension Plan Act (Canada), any relevant provincial income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(h)	Seller is not a party to any joint venture, partnership, contract or other arrangement that is treated as a partnership for federal, state, local or foreign income tax purposes and owns no stock or other equity interest in any corporate or non-corporate Subsidiary.

(i)	Seller is duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and its registration number is 867974529RT0001.

5.24	Accounts Receivable

The Receivables arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the 2011 Balance Sheet. Allowances for doubtful accounts and warranty returns as reflected in the Financial Statements have been prepared in accordance with GAAP consistently applied and in accordance with Seller’s past practices (except to the extent that modification was necessary for GAAP purposes) and are sufficient to provide for any losses which may be sustained on realization of the receivables. The Receivables arising after the 2011 Balance Sheet and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and Seller’s past practices (except to the extent that modification was necessary for GAAP purposes) which are or shall be sufficient to provide for any losses which may be sustained on realization of the receivables. None of the Receivables is subject to any claim of offset, recoupment, setoff or counter-claim, and to the knowledge of Seller and the Principal Shareholders, no facts or circumstances exist (whether asserted or unasserted) that could reasonably give rise to any such claim. No Receivables are contingent upon the performance by Seller of any obligation or contract other than normal warranty repair and replacement. Except for Liens which will be discharged or released at or prior to Closing, no Person has any Lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Schedule 4.02(f) of the Disclosure Letter sets forth an accurate list of the Receivables, an aging of the Receivables in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns, in each case as of June 30, 2012. Schedule 4.02(f) of the Disclosure Letter sets forth such amounts of the Receivables which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims. Such Receivables are collectible in the amounts shown on Schedule 4.02(f) of the Disclosure Letter, net of any allowances for doubtful accounts reflected therein.

5.25	Customers and Vendors

(a)	Schedule 5.25(a) of the Disclosure Letter sets forth an accurate list of the aggregate revenues from each of the customers of Seller for the year ended December 31, 2011 and the five-month period ended May 31, 2012. Seller has no outstanding material disputes concerning the Products and/or Services with any such customer or distributor. Except as provided in Schedule 5.25(a) of the Disclosure Letter, neither Seller nor the Principal Shareholders has any knowledge (i) that any such customer or distributor has or intends to cease or materially diminish the use of the Products and/or Services, or (ii) of any material dissatisfaction on the part of any customer or distributer or other fact or circumstance that could reasonably be expected to cause such customers or distributors to either cease or materially diminish the use of the Products and/or Services or threaten to cease or materially diminish the use of the Products and/or Services. Seller has not received any information from any customer, reseller or distributor that such customer, reseller or distributor shall not continue as a customer, reseller or distributor of Buyer after the Closing or that such customer, reseller or distributor intends to terminate or modify existing Customer Contracts with Seller. Except as set forth in Schedule 5.25(a) of the Disclosure Letter, no customer has the unilateral right to terminate its Customer Contract prior to the end of the stated term of such Customer Contract (other than due to the breach of such Customer Contract by Seller). Seller has not had any of the Products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by Seller.

(b)	Schedule 5.25(b) of the Disclosure Letter sets forth an accurate list of each vendor of Seller who, for the year ended December 31, 2011 or the five months ended May 31, 2012, was one of the thirty (30) largest suppliers of products and/or services to Seller (including services to Seller’s customers on Seller’s behalf) in either period, based on amounts paid or payable (each, a “Significant Vendor”). Seller has no outstanding dispute concerning products and/or services provided by any Significant Vendor. To the knowledge of Seller and the Principal Shareholders (i) no Significant Vendor intends to cease or materially diminish, or increase the pricing of, the provision of products and/or services to Seller, and (ii) there are no facts or circumstances that could reasonably be expected to cause any Significant Vendor to cease or materially diminish the provision of products and/or services to Seller. Seller has not received any information from any Significant Vendor that such supplier shall not continue as a supplier to Buyer after the Closing or that such supplier intends to terminate or modify existing contracts with Seller or increase the pricing for the products and/or services provided to Seller. Seller has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business, and no the knowledge of Seller and the Principal Shareholders, there is no reason why it will not continue to have such access on commercially reasonable terms.

5.26	Interested Party Transactions

Neither the Principal Shareholders nor, to the knowledge of Seller and the Principal Shareholders, any of the officers of Seller nor, to the knowledge of Seller and the Principal Shareholders, none of the Employees or shareholders of Seller, nor any immediate family member of the Principal Shareholders, nor, to the knowledge of Seller and the Principal Shareholders, any immediate family member of an officer, Employee or shareholder of Seller, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, Seller (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). Neither the Principal Shareholders nor any of Seller’s officers, Employees or shareholders or any member of their immediate families, is a party to, or to the knowledge of Seller and the Principal Shareholders, otherwise directly or indirectly interested in, any contract, agreement or understanding to which Seller is a party or by which Seller or any of its assets or properties may be bound or affected, except for normal compensation for services as an officer, employee of the Seller. To the knowledge of Seller and the Principal Shareholders, neither the Principal Shareholders nor any of Seller’s officers, Employees, shareholders or immediate family members thereof has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business of Seller.

5.27	Export Control Laws

In all material respects Seller has conducted its export transactions in accordance with applicable provisions of export and re-export control laws and regulations, including but not limited to the Canadian Export and Import Permits Act, Special Measures Act and United Nations Act and the United States Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:

(a)	Seller has obtained all export licenses and other approvals required for its exports (and re-exports, as the case may be) of products, Software and technologies from Canada and the United States;

(b)	Seller is in material compliance with the terms of all applicable export licenses or other approvals;

(c)	there are no pending or, to the knowledge of Seller and the Principal Shareholders, threatened claims investigations or regulatory actions of any kind against Seller with respect to such export licenses, permits or other approvals;

(d)	to the knowledge of Seller and the Principal Shareholders, there are no actions, conditions or circumstances pertaining to Seller’s export (or re-export) transactions that would reasonably be expected to give rise to any future claims; and

(e)	no consents or approvals for the transfer of export licenses to Buyer are required, except for such consents and approvals that can be obtained expeditiously without material cost.

5.28	Other Negotiations

Neither Seller, any Principal Shareholder, Holdco, the Family Trust nor any Affiliate of Seller, any Principal Shareholder, Holdco or the Family Trust:

(a)	has entered into any contract that conflicts with any of the transactions contemplated by this Agreement; or

(b)	has entered into any contract or had discussions with any Person regarding any transaction involving Seller, any Principal Shareholder, Holdco or the Family Trust that could reasonably be expected to result in Buyer, Parent, Seller, any Principal Shareholder, Holdco, the Family Trust or any officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement and consummating the transactions contemplated hereby.

5.29	Warranty and Related Matters

Since January 1, 2010, there have been no, nor are there any existing or, to the knowledge of Seller and the Principal Shareholders, threatened, product liability, warranty or other similar claims against Seller alleging that any Products or Services of Seller are defective or fail to meet any product or service warranties. There are no liabilities for warranty or other claims or returns with respect to any of Seller’s Products or Services relating to any such defects or failures.

5.30	Solvency

Immediately following the Closing, (i) Seller’s assets (including the Purchase Price) will exceed its liabilities and (ii) Seller will be able to pay its liabilities (including trade debts) as they mature. Seller is not involved in any proceedings by or against it under applicable bankruptcy laws or any other insolvency or debtors’ relief laws, whether provincial or federal, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official.

5.31	Accuracy of Information Furnished by Seller and the Principal Shareholders

No representation, statement or information in writing made or furnished by Seller or the Principal Shareholders to Buyer or Parent, including, without limitation, those contained in this Agreement and the various schedules, appendices and exhibits attached hereto and the other information and statements previously furnished by Seller or the Principal Shareholders to Buyer or Parent in writing, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading.

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer, jointly and severally, hereby represent and warrant to Seller that:

6.01	Corporate Existence

Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is an unlimited liability company duly organized, validly existing and in good standing under the laws of the Province of British Columbia.

6.02	Corporate Authorization and Enforceability

The execution, delivery and performance by each of Parent and Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby are within the legal powers and authority of each of Parent and Buyer and have been, or will be on or before the Closing Date, duly authorized by all necessary corporate action on the part of Parent and Buyer. This Agreement and the Ancillary Agreements to which it is a party constitute valid and binding agreements of each of Parent and Buyer, enforceable against Parent or Buyer, as applicable, in accordance with their respective terms, in each case subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a Proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

6.03	Non-Contravention

The execution, delivery and performance by each of Parent and Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the Articles of Incorporation or Bylaws of Parent, (ii) contravene or conflict with the Certificate of Incorporation, Articles of Incorporation or Bylaws of Buyer, or (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer or Parent. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of securities laws.

6.04	Consents

No consent, approval, waiver or other action by any Person under any material contract, agreement, indenture, lease, instrument or other document to which Buyer or Parent is a party or by which it is bound is required or necessary for the execution, delivery and performance by Buyer or Parent of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

6.05	Registration

Buyer is duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and its registration number is 810961706-RT0001.

6.06	Financing

Parent and Buyer have sufficient funds on hand or available to it under existing bank lines of credit to fully satisfy all of its obligations under this Agreement, including, without limitation, the obligation to pay the Purchase Price and to pay all fees and expenses incurred by Buyer in connection with the Acquisition and the documents and transactions contemplated by this Agreement.

6.07	Accuracy of Information Furnished by Parent and Buyer

No representation, statement or information in writing made or furnished by Parent or Buyer to Seller contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading.

ARTICLE 7	COVENANTS OF SELLER

Seller agrees that:

7.01	Conduct of the Business

From the Agreement Date until the Closing Date (the “Interim Period”), Seller shall conduct the Business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact the business organization and relationships with third parties of the Business and to keep available the services of its employees, except those employees who voluntarily resign in the normal course. Without in any way limiting the foregoing provisions of this Section 7.01 but subject to Section 7.02, Seller agrees that from the Agreement Date until the Closing Date, Seller shall not without Buyer’s prior written consent, such consent not to be unreasonably withheld:

(a)	enter into any new Employment Contract relating to the Business;

(b)	terminate or modify any existing benefit arrangement or Employee benefit plan or, other than as a result of ordinary course performance reviews, increase the annual level of compensation of any existing Employee;

(c)	take any action or permit any omission that could reasonably be expected to result in any of the representations and warranties in Article 6 this Agreement being untrue or incorrect in any material respect;

(d)	encumber, sell, lease, license or otherwise transfer any assets, properties or rights of Seller relating to the Business to any Person, other than product sales and/or licenses to customers in the ordinary course of business;

(e)	cancel or waive any indebtedness or other obligation owing to Seller relating to the Business;

(f)	engage in any efforts outside the ordinary course of business to accelerate the collection of any Receivables;

(g)	incur any indebtedness or other liabilities relating to the Business in excess of Twenty-Five Thousand US Dollars ($25,000);

(h)	except to the extent that Seller was contractually obligated to do so prior to the Agreement Date or is otherwise obligated pursuant to Applicable Law, make any payment relating to the Business in excess of Twenty-Five Thousand US Dollars ($25,000);

(i)	except to the extent that Seller was contractually obligated to do so prior to the Agreement Date, purchase or otherwise acquire any property, rights or assets relating to the Business having a value in excess of Twenty-Five Thousand US Dollars ($25,000);

(j)	waive of any material rights or claims of Seller relating to the Business,

(k)	breach or terminate any of the Assumed Contracts, or otherwise amend any of the Assumed Contracts, except in respect of the addition of users or seats to any license granted by Seller;

(l)	engage in any transaction relating to the Business outside the ordinary course of business;

(m)	agree to do any of the foregoing.

7.02	Notices of Certain Events

From the Agreement Date until the Closing Date, Seller shall promptly notify Buyer of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)	any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(c)	any actions, suits, claims, investigations or Proceedings commenced or, to the knowledge of Seller and the Principal Shareholders, threatened, against Seller, the Business or the Purchased Assets (a “New Litigation Claim”) that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.13 or that relate to the consummation of the transactions contemplated by this Agreement;

(d)	ongoing material developments in any New Litigation Claim and shall consult in good faith with Buyer regarding the conduct of any New Litigation Claim; and

(e)	any material change or development in the operational matters of Seller and the general status of the ongoing operations of the Business and shall confer with the Buyer with respect to such matters.

7.03	No Negotiation with Third Parties

(a)	From and after the Agreement Date until the Closing or termination of this Agreement in accordance with Article 11, Seller and the Principal Shareholders will not, nor will they authorize or permit any of Seller’s officers, affiliates, or Employees or any investment banker, attorney or other advisor or representative retained by Seller or the Principal Shareholders (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other contract, agreement or understanding contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any shareholders of Seller. Seller will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal. If any Company Representative, in his or her capacity as such or under the direction or authorization of Seller, takes any action that Seller is obligated pursuant to this Section 7.04 to cause such Company Representative not to take, then Seller shall be deemed for all purposes of this Agreement to have breached this Section 7.04. Each of the Parties acknowledge that this Section 7.04 was a significant inducement for Buyer to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the Purchase Price, or (ii) a failure to induce Buyer to enter into this Agreement.

(b)	As used in this Agreement, the following terms shall have the meanings indicated below:

“Acquisition Proposal” shall mean, with respect to Seller, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Buyer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from Seller, or from the shareholders of Seller, by any Person or Group (as hereinafter defined) or any Persons acting jointly or in concert of more than a ten percent (10%) interest in the total outstanding voting securities of Company or any tender offer or exchange offer that if consummated would result in any Person or Group or any Persons acting jointly or in concert beneficially owning ten percent (10%) or more of the total outstanding voting securities of Seller or any merger, amalgamation, consolidation, business combination or similar transaction involving Seller; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of Seller in any single transaction or series of related transactions; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Seller, or any extraordinary dividend, whether of cash or other property.

“Exchange Act” shall mean United States Securities Exchange Act of 1934;

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“Persons acting jointly or in concert” shall have the meaning ascribed to such term in Section 1.09 of Canadian Securities Administrators’ Multilateral Instrument 62-104 (Takeover Bids and Issuer Bids).

(c)	Seller shall immediately notify Buyer orally and in writing after receipt by Seller (or, to the knowledge of Seller, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to Seller or for access to any of the properties, books or records of Seller by any Person or Persons other than Buyer. Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) subject to any confidentiality obligations, the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Seller shall keep Buyer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Buyer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. Seller shall provide Buyer with 48 hours prior notice (or such lesser prior notice as is provided to Seller) of any meeting of the board of directors or shareholders of Seller at which it is reasonably expected to discuss any Acquisition Proposal.

7.04	Covenant Not to Compete

(a)

Provided Closing is completed, during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), Seller and Mawji each covenant and agree that he/it shall not, directly or indirectly, engage within the Territory in any activity, business or venture that develops, distributes, sells or provides products or services that compete with the Business or induces or assists any other party to solicit or induce any existing customer of the Business to utilize competitive products or services from any party other than Buyer.

(b)	For purposes of this Section 7.05, the term “directly or indirectly” means:

(i)	Seller or Mawji or any of their Affiliates or Subsidiaries engaging in, or acting as an agent, representative, consultant, officer, manager, independent contractor, or employee of any entity or enterprise that is engaged in, any activity, business or venture that develops, distributes, sells or provides products or services that compete with the Business; or

(ii)	Seller or Mawji or any of their Affiliates or Subsidiaries participating as an owner, partner, member, limited partner, joint venturer, creditor (other than as a trade creditor in the ordinary course of business) or shareholder (except as a shareholder holding less than a five percent (5%) interest in a corporation whose shares are traded on a regional or national securities exchange or in the over the counter market) in any entity or enterprise that is engaged in any activity, business or venture that develops, distributes, sells or provides products or services that compete with the Business.

(c)	For purposes of this Section 7.05, the term “compete” means entering into or attempting to enter into any business substantially similar to or competing in any way with the Business, either alone or with any individual partnership, corporation or association.

(d)	For purposes of this Section 7.05, the term “existing customer” means any individual, partnership, corporation or association that was a client or customer of Buyer prior to Closing.

(e)	Seller and Mawji agree that the terms and the time periods provided for, and the geographical area encompassed by, the covenants contained in Section 7.05(a) hereof are necessary and reasonable in order to protect Buyer with respect to the use of the Purchased Assets. The Parties agree that the execution, delivery and performance of this Agreement are in consideration of and a condition to the consummation of the transactions contemplated by this Agreement. If any court having jurisdiction at any time hereafter shall hold any provision or clause of this Agreement to be unreasonable as to its scope, territory or term, and if such court in its judgment or decree shall declare or determine that scope, territory or term which such court deems to be reasonable, then such scope, territory or term, as the case may be, shall be deemed automatically to have been reduced or modified to conform to that declared or determined by such court to be reasonable.

(f)	The covenants contained in Section 7.05(a) shall be construed as a series of separate covenants, one for each of the counties in each of the states of the United States and one for each of the counties or other political subdivisions in each of the provinces and territories of Canada. It is the desire and intent of the parties that these covenants shall be enforced to the fullest extent permissible under Applicable Law and that if one such clause is found unenforceable, the remaining clauses be enforced.

(g)	It is expressly agreed that monetary damages would be inadequate to compensate Buyer for any breach by Seller or Mawji of the covenants set forth in Section 7.05(a). Accordingly, in the event of any breach or threatened breach by any Party of any such covenant, Buyer shall be entitled to seek temporary or permanent injunctive relief in any court of competent jurisdiction without the necessity of proving actual damage and without the necessity of posting bond or other security for costs, in addition to any other remedies at law or in equity to which Buyer may be entitled.

ARTICLE 8	OTHER AGREEMENTS

The Parties agree that:

8.01	Commercially Reasonable Efforts; Further Assurances

Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws and regulations to consummate the transactions contemplated by this Agreement. Each Party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets. In the event that any assets which are used in connection with the operation of the Business or are necessary for its conduct are held by any shareholder or affiliate of Seller, Seller shall cause such shareholder or affiliate to transfer and assign such asset to Seller prior to Closing such that at Closing such asset shall form part of the Purchased Assets.

8.02	Public Announcements

Except as otherwise provided in this Agreement or unless otherwise required by Applicable Law or the listing requirements of any applicable stock exchange, prior to the Closing no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by either Party unless approved by the other Party prior to release, which approval shall not be unreasonably withheld or delayed.

8.03	Reimbursement

It is understood that, following the Closing Date, Buyer may inadvertently pay liabilities that constitute Excluded Liabilities, and Seller may inadvertently pay liabilities (other than the Excluded Liabilities) that constitute Assumed Liabilities. Seller shall promptly reimburse Buyer for any such Excluded Liabilities paid by Buyer, upon receipt by Seller of evidence of payment thereof by Buyer. Buyer shall promptly reimburse Seller for any such Assumed Liabilities paid by Seller, upon receipt by Buyer of evidence of payment thereof by Seller.

8.04	Insurance

If requested by Buyer, Seller shall in good faith cooperate with Buyer and take all actions reasonably requested by Buyer that are necessary or desirable to permit Buyer to have available to it following the Closing Date insurance coverage with respect to the Business. All costs relating to the actions described in this Section 8.04 shall be borne by Buyer (it being understood that Seller shall pay, and Buyer shall not be responsible for, any premiums relating to any insurance policies related to the Purchased Assets or the Business for any period prior to the Closing Date).

8.05	Transfer Taxes and Similar Charges

Save and except for Taxes avoided by the elections filed in accordance with Sections 4.11, 4.12, 4.13 and 4.14, all transfer, documentary, sales, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with conveyance of the Purchased Assets shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, Buyer will join in the execution of any such Tax Returns or other documentation.

8.06	Name Change

Within ten (10) days following the Closing Date, Seller shall change its corporate name to remove any reference to the name “Upside Software,” “Upside,” or any other trade name used in the Business. As promptly as practicable after such date, Seller shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change of name or to terminate its qualification therein. In connection with enabling Buyer, at or as soon as practicable after the Closing Date, to use the current corporate names of Seller, Seller has executed and delivered to Buyer all consents related to such change of name as requested by Buyer, and Seller will otherwise cooperate with Buyer in such respects.

8.07	Sharing of Information

Seller shall have the right for a period of five (5) years following the Closing Date to have reasonable access to such books, records and accounts, including, without limitation, financial information, correspondence and employment records, as are transferred to Buyer pursuant to the terms of this Agreement, for the limited purposes of concluding its involvement in the Business and complying with its obligations under applicable laws and regulations. Buyer shall have the right for a period of five (5) years following the Closing Date to have reasonable access to those books, records and accounts which are retained by Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Purchased Assets transferred to Buyer hereunder or is otherwise needed by Buyer in order to comply with its obligations under applicable laws and regulations.

8.08	Governmental Entity Filings

(a)	Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the transactions contemplated by this Agreement, (ii) in furnishing information required in connection with taking any such actions or making any such filings, and (iii) in seeking, in a timely manner, to take any such actions or obtain from any Governmental Entity any required consents, approvals or waivers.

(b)	Seller shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, provincial, local or foreign, which may be reasonably required, or which Buyer may reasonably request, in connection with the consummation of the Acquisition and the other transactions contemplated by this Agreement. Seller shall use commercially reasonable efforts to obtain, and to cooperate with Buyer to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by Seller with respect to such authorizations, approvals and consents. Seller shall promptly inform Buyer of any material communication between Seller and any Governmental Entity regarding any of the transactions contemplated hereby. If Seller or any Affiliate of Seller receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Seller shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Seller shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Buyer.

(c)	Buyer shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether foreign, federal, state, provincial, local or municipal, which may be reasonably required in connection with the consummation of the Acquisition and the other transactions contemplated by this Agreement. Buyer shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Buyer with respect to such authorizations, approvals and consents. Buyer shall promptly inform Seller of any material communication between Buyer and any Governmental Entity regarding any of the transactions contemplated hereby. If Buyer or any Affiliate of Buyer receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Buyer shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Buyer shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Seller.

8.09	Required Consents

Seller shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, all Required Consents.

8.10	Access to Information

(a)	During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, (i) Seller shall afford Buyer and Parent and their accountants, counsel and other representatives, reasonable access during business hours to (A) all of Seller’s properties, books, contracts, employees and records and (B) all other information concerning the Business, properties and personnel of Seller as Buyer or Parent may reasonably request, and (ii) Seller shall provide to Buyer or Parent and their accountants, counsel and other representatives true, correct and complete copies of Seller’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which Seller has been a party, and (D) receipts for any Taxes paid to foreign Tax authorities.

(b)	Subject to compliance with applicable Legal Requirements, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, Seller shall confer from time to time as requested by Buyer with one or more representatives of Buyer to discuss any material changes or developments in the operational matters of Seller and the general status of the ongoing operations of Seller.

(c)	No information or knowledge obtained in any investigation pursuant to this Section 8.10 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Acquisition.

(d)	Buyer and Parent acknowledge and agree that unless and until the Closing is consummated, all information obtained by Buyer and Parent and their accountants, counsel and other representatives pursuant to this Section 8.10 remains subject to the restrictions on use and disclosure contained in the Confidentiality Agreement.

ARTICLE 9	CONDITIONS TO CLOSING

9.01	Conditions to the Respective Obligations of the Parties

The respective obligations of the Parties to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)	Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

(b)	Governmental Entity Approvals. Buyer, Parent, Seller and the Principal Shareholders shall have timely obtained all approvals, waivers and consents from Governmental Entities necessary for consummation of, or in connection with, the Acquisition and the other transactions contemplated hereby.

9.02	Additional Conditions to Obligations of Seller and the Principal Shareholders

The obligations of Seller and the Principal Shareholders to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Seller and the Principal Shareholders and may be waived by Seller (in its individual capacity and on behalf of the Principal Shareholders) in writing in its sole discretion without notice or liability to any Person:

(a)	Representations and Warranties. Each of the representations and warranties of Buyer and Parent in this Agreement that is qualified by a reference to materiality will be true in all respects as so qualified, and each of the representations and warranties of Buyer and Parent in this Agreement that is not so qualified by a reference to materiality will be true in all material respects, in each case on and as of the Closing as though such representation or warranty had been made on and as of the Closing, except that those representations and warranties which address matters only as of a particular date will remain true only as of such date;

(b)	Covenants. Buyer and Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them at or prior to the Closing.

(c)	Receipt of Closing Deliveries. Seller and the Principal Shareholders shall have received each of the agreements, instruments, other documents and payments required to be delivered to them pursuant to this Agreement.

9.03	Additional Conditions to Obligation of Buyer and Parent

The obligation of Buyer and Parent to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Buyer and Parent and may be waived by Parent (in its individual capacity and on behalf of Buyer) in writing in its sole discretion without notice or liability to any Person):

(a)	Representations and Warranties. Each of the representations and warranties of Seller and the Principal Shareholders in this Agreement that is qualified by a reference to materiality will be true in all respects as so qualified, and each of the representations and warranties of Seller and the Principal Shareholder in this Agreement that is not so qualified by a reference to materiality will be true in all material respects, in each case on and as of the Closing as though such representation or warranty had been made on and as of the Closing, except that those representations and warranties which address matters only as of a particular date will remain true only as of such date;.

(b)	Covenants. Seller and the Principal Shareholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Seller and the Principal Shareholders at or prior to the Closing.

(c)	Receipt of Closing Deliveries. Buyer shall have received each of the agreements, instruments and other documents required to be delivered to it pursuant to this Agreement.

(d)	Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Buyer’s or Parent’s ownership, conduct or operation of the Business, following the Closing shall be in effect nor shall there be pending or threatened any Proceeding seeking (i) any of the foregoing or any other injunction or restraint, or (ii) material damages in connection with the Acquisition or the other transactions contemplated hereby.

(e)	No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to Seller or the Business.

(f)	Employees. (i) Those Employees set forth in Schedule 9.03(f) of the Disclosure Letter (the “Key Employees”) shall have accepted employment with Buyer, and no action shall have been taken by any such Key Employee to rescind any such acceptance of employment and (ii) at least ninety percent (90%) of the full-time Employees employed by Seller as of the Agreement Date who are offered employment with Buyer shall have accepted such employment.

(g)	Working Capital. There shall not have occurred any material reduction in Seller’s working capital as compared to Seller’s working capital as of May 31, 2012, other than reductions resulting from (i) the operations of Seller in the ordinary course of business consistent with past practices; (ii) the making of the Employee Payments; or (iii) any action taken by Seller at the request of, or with the consent of, Buyer. The Parties acknowledge that Seller’s working capital as of May 31, 2012 was approximately CND $8,263,607.19 and as of July 20, 2012 was approximately CND $7,500,793.67. For the purposes of this Section 9.03(g), the term “working capital” shall mean cash and cash equivalents, short-term investments and accounts receivable less accounts payable and other short-term liabilities (excluding deferred revenue).

(h)	Noncompetition Agreement. The Designated Employee/Shareholder shall have taken no action to rescind or otherwise repudiate the Noncompetition Agreement, and the Noncompetition Agreement shall be in full force and effect as of the Closing.

(i)	Lien Discharge. All Liens in favor of the Bank of Montreal shall have been terminated and discharged.

ARTICLE 10	SURVIVAL; INDEMNIFICATION

10.01 Survival	of Representations, Warranties, Covenants and Agreements

(a)	Each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other Parties contained in this Agreement, the Disclosure Letter (including any exhibit or schedule to the Disclosure Letter), and the other agreements and certificates contemplated hereby without regard to investigation or knowledge.

(b)	If the Acquisition is consummated, (i) all of the agreements and covenants of the Parties contained in this Agreement requiring performance after the Closing shall survive Closing and remain in full force and effect regardless of any investigation or disclosure made by or on behalf of any of the Parties, and (ii) all of the representations and warranties of Seller and Principal Shareholders and/or Buyer and Parent contained in this Agreement, the Disclosure Letter (including any exhibit or schedule to the Disclosure Letter) and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect until the following dates (the “Indemnity Claim Periods”): in general, the date that is twelve (12) months following the Closing Date regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement; provided, however, that the representations and warranties contained in:

(i)	Section 5.03 (Authorization and Enforceability), Section 5.11 (Title), Section 5.15 (Compliance with Laws), Section 5.16 (Intellectual Property Rights) and Section 5.23 (Taxes) and in any certificate delivered to Buyer regarding any such matter pursuant to any provision of this Agreement; and

(ii)	Section 6.02 (Corporate Authorization and Enforceability),

will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the Parties, until the ninetieth (90th) day following the expiration of the applicable statute of limitations (if later than the expiration of twelve (12) months following the Closing Date); provided, further, no right to indemnification pursuant to Article 10 in respect of any claim that is made in writing prior to the expiration of the Indemnity Claim Period applicable to such claim shall be affected by the expiration of such representations and warranties; and provided, further, that the expiration of the Indemnity Claim Period applicable to a claim shall not affect the rights of any Indemnified Party under Article 10 or otherwise to seek recovery of Indemnifiable Damages arising out of any claim based on the fraud, willful breach or intentional misrepresentation by another Party until the expiration of the applicable statute of limitations.

(c)	If the Acquisition is consummated, all of the agreements and covenants of the Parties contained in this Agreement requiring performance after the Closing shall survive Closing and remain in full force and effect regardless of any investigation or disclosure made by or on behalf of any of the Parties to this Agreement.

10.02	Agreement by Seller, the Principal Shareholders and the Family Trust to Indemnify

(a)	Subject to the limitations and qualifications set forth in this Article 10, Seller, the Principal Shareholders and the Family Trust, jointly and severally, agree to indemnify and hold harmless Buyer, Parent and each of their respective officers, directors, stockholders, agents, employees, successors and assigns (collectively, the “Buyer Indemnified Parties”) in respect of the aggregate of all losses, liabilities, damages, fees, obligations, judgments, settlements, interest, penalties, fees, Proceedings, costs and expenses, including reasonable costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”) incurred or suffered by any such Buyer Indemnified Party resulting from:

(i)	any failure of any representation or warranty made by Seller, the Principal Shareholders or the Family Trust in this Agreement, in any other agreement contemplated hereby to which Seller, the Principal Shareholders or the Family Trust are or will be a party, or the Disclosure Letter (including any exhibit or schedule to the Disclosure Letter) to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date);

(ii)	any failure of any certification, representation or warranty made by Seller, the Principal Shareholders or the Family Trust in any certificate delivered to Buyer or Parent pursuant to any provision of this Agreement, or any other agreement contemplated hereby to which Seller is or will be a party, to be true and correct as of the date such certificate is delivered to Buyer or Parent;

(iii)	any breach of or default in connection with any of the covenants or agreements made by Seller, any Principal Shareholder, Holdco or the Family Trust in this Agreement, in any other agreement contemplated hereby to which Seller, the Principal Shareholders, Holdco or the Family Trust are or will be a party, or the Disclosure Letter (including any exhibit or schedule to the Disclosure Letter);

(iv)	any matter set forth on Schedule 5.13 of the Disclosure Letter or that is or would be an exception to the representations and warranties made on each date in Section 5.13 (Litigation);

(v)	any Excluded Liability (other than Seller Employer Liabilities arising from a breach by Buyer of its obligations set forth in Section 13.01);

(vi)	the fraud or intentional misrepresentation of Seller or any Principal Shareholder;

(vii)	the consummation of the Pre-Closing Transactions and the transactions contemplated by Articles 1, 2 and 3 hereof;

(viii)	any amounts by which the actual value of Seller’s marketable securities or other short-term investments as of the Closing Date exceeds the Marketable Securities Estimate; and

(ix)	any Proceeding relating to any breach or alleged breach or matter of the type described in any of the above clauses, including any Proceeding relating to the enforcement of this Section 10.02(a).

(b)	The foregoing obligation of Seller and the Principal Shareholders to indemnify the Buyer Indemnified Parties shall be subject to each of the following principles or qualifications:

(i)	Any claim against Seller or the Principal Shareholders must be asserted by a written notice, describing in reasonable detail the basis for the claim and the Indemnifiable Damages, delivered to Seller and the Principal Shareholders in the manner stated in Section 14.08. Any such claim shall be deemed asserted on the date delivered pursuant to Section 14.08.

(ii)	No claim for the recovery of Indemnifiable Damages pursuant to Section 10.02(a)(i) or 10.02(a)(ii) may be asserted by any Buyer Indemnified Party against Seller or the Principal Shareholders or their respective successors in interest after the expiration of the Indemnity Claim Period applicable to that claim; provided, however, that any claim first asserted in the manner stated in Section 10.02(b)(i) in writing within the applicable Indemnity Claim Period shall not thereafter be barred.

(iii)	Notwithstanding the foregoing, the maximum cumulative aggregate amount of indemnification payable by Seller, the Principal Shareholders and the Family Trust pursuant to this Section 10.02 (other than with respect to fraud or intentional misrepresentations of Seller, the consummation of the Pre-Closing Transactions or any breaches of the representations and warranties contained in Section 5.03 (Authorization and Enforceability), Section 5.11 (Title) and Section 5.16 (Intellectual Property Rights)) shall not exceed Two Million Eight Hundred Thousand U.S. Dollars ($2,800,000). The maximum cumulative aggregate amount of indemnification payable by Seller, the Principal Shareholders and the Family Trust in connection with breaches of the representations and warranties contained in Section 5.03 (Authorization and Enforceability) and Section 5.11 (Title) shall be limited to an amount not to exceed Four Million Two Hundred Thousand U.S. Dollars ($4,200,000). The maximum cumulative aggregate amount of indemnification payable by Seller and the Principal Shareholders in connection with breaches of the representations and warranties contained in Section 5.16 (Intellectual Property Rights) shall not exceed Five Million Six Hundred Thousand U.S. Dollars ($5,600,000). The maximum cumulative aggregate amount of indemnification payable by Seller and the Principal Shareholders in respect of any fraud or intentional misrepresentations of Seller or the consummation of the Pre-Closing Transactions shall be limited to an amount not to exceed the amount of the Purchase Price paid by Buyer hereunder.

(iv)	Notwithstanding anything to the contrary set forth in this Agreement, Seller and the Principal Shareholders shall only be liable to the Buyer Indemnified Parties for indemnification under Section 10.02(a)(i) and 10.02(a)(ii) (other than with respect to claims arising in respect of Section 5.23 (Taxes)) in the event that the Indemnifiable Damages of the Buyer Indemnified Parties so claimed exceeds Fifty Thousand U.S. Dollars ($50,000) in the aggregate, in which event Seller and the Principal Shareholders shall be liable for all Indemnifiable Damages of the Buyer Indemnified Parties, including the initial Fifty Thousand U.S. Dollars ($50,000).

10.03 Agreement	of Buyer and Parent to Indemnify

(a)	Subject to the limitations and qualifications set forth in this Article 10, Buyer and Parent, jointly and severally, agree to indemnify and hold harmless Seller, Principal Shareholders and each of their respective officers, directors, stockholders, agents, employees, successors and assigns (collectively, the “Seller Indemnified Parties”) in respect of the aggregate of all Indemnifiable Damages incurred or suffered by any such Seller Indemnified Party resulting from:

(i)	any failure of any representation or warranty made by Buyer or Parent in this Agreement, in any other agreement contemplated hereby to which Buyer or Parent are or will be a party, to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date);

(ii)	any failure of any certification, representation or warranty made by Buyer or Parent in any certificate delivered to Seller or the Principal Shareholders pursuant to any provision of this Agreement, or any other agreement contemplated hereby to which Buyer is or will be a party, to be true and correct as of the date such certificate is delivered to Seller or the Principal Shareholders;

(iii)	any breach of or default in connection with any of the covenants or agreements made by Buyer or Parent in this Agreement, in any other agreement contemplated hereby to which Buyer or Parent are or will be a party;

(iv)	any Assumed Liability;

(v)	any amounts by which the actual value of Seller’s marketable securities or other short-term investments as of the Closing Date is less than the Marketable Securities Estimate;

(vi)	the fraud or intentional misrepresentation of Buyer or Parent;

(vii)	the transactions contemplated by this Agreement not being eligible for the joint election referred to in Section 4.11 or as a result of Buyer’s failure to file such election within the prescribed time; and

(viii)	any Proceeding relating to any breach or alleged breach or matter of the type described in any of the above clauses, including any Proceeding relating to the enforcement of this Section 10.03(a).

(b)	The foregoing obligation of Buyer or Parent to indemnify the Seller Indemnified Parties shall be subject to each of the following principles or qualifications:

(i)	Any claim against Buyer or Parent must be asserted by a written notice, describing in reasonable detail the basis for the claim and the Indemnifiable Damages, delivered to Buyer and Parent in the manner stated in Section 14.08. Any such claim shall be deemed asserted on the date delivered pursuant to Section 14.08.

(ii)	No claim for the recovery of Indemnifiable Damages pursuant to Section 10.03(a)(i) or Section 10.03(a)(ii) may be asserted by any Seller Indemnified Party against Buyer or Parent or their respective successors in interest after the expiration of the Indemnity Claim Period applicable to that claim; provided, however, that any claim first asserted in the manner stated in Section 10.03(b)(i) in writing within the applicable Indemnity Claim Period shall not thereafter be barred.

(iii)	Notwithstanding anything to the contrary set forth in this Agreement, Buyer and Parent shall only be liable to the Seller Indemnified Parties for indemnification under Section 10.03(a)(i) and 10.03(a)(ii) in the event that the Indemnifiable Damages of the Seller Indemnified Parties so claimed exceeds Fifty Thousand U.S. Dollars ($50,000) in the aggregate, in which event Buyer and Parent shall be liable for all Indemnifiable Damages of the Seller Indemnified Parties, including the initial Fifty Thousand U.S. Dollars ($50,000).

(iv)	Notwithstanding the foregoing, the maximum cumulative aggregate amount of indemnification payable by Buyer and Parent pursuant to this Section 10.03 (other than with respect to fraud or intentional misrepresentations of Buyer or Parent) shall be limited to the Purchase Price.

10.04	General Indemnification Procedures

(a)	A party seeking indemnification (an “Indemnified Party”) shall give prompt notice, in accordance with Section 10.02(b)(i) or Section 10.03(b)(i), as applicable, to the Party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim for Indemnifiable Damages or the commencement of any action, suit or Proceeding, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby). If any Indemnifying Party shall be obligated to indemnify an Indemnified Party hereunder, such Indemnifying Party shall pay to such Indemnified Party the amount to which such Indemnified Party shall be entitled, subject to this Section 10.04 (with respect to Third Party Claims) and Section 14.18.

(b)	The Indemnifying Party shall have the option, exercisable by written notice to the Indemnified Party within fifteen (15) Business Days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or Proceeding by a Person not a party to this Agreement (other than an Affiliate of any Party) in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense and control the settlement of such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that (A) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim; (B) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have any continuing Material Adverse Effect on the Indemnified Party; and (C) the Indemnifying Party makes reasonably adequate provision to assure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result (the conditions set forth in clauses (A), (B) and (C) are collectively referred to as the “Litigation Conditions”).

(c)	Within fifteen (15) Business Days after the Indemnifying Party has given written notice to the Indemnified Party of its intended exercise of its right to defend and control the right to settle a Third Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party so objects, the Indemnified Party shall continue to defend the Third Party Claim until such time as such objection is withdrawn. If no such notice of objection is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled to assume and conduct such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, until such time as the Indemnified Party shall give notice that any of the Litigation Conditions, in its reasonable judgment, are no longer satisfied. If the Indemnified Party is defending the claim after it has made an objection based upon the Litigation Conditions, the Indemnifying Party shall thereafter remain obligated to pay the amount found to be owing to, or agreed to in a settlement made pursuant to Section 10.04(e) with, the third party with respect to such Third Party Claim, and shall be obligated to pay the costs (including reasonable attorneys’ fees and expenses) incurred by the Indemnified Party defending such Third Party Claim. The Indemnified Party shall defend any Third Party Claim with counsel selected by it and reasonably acceptable to the Indemnifying Party.

(d)	The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement.

(e)	Unless the Indemnifying Party shall have assumed the defense of such Third Party Claim, the Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim on such terms and conditions as it deems reasonably appropriate. If the Indemnifying Party shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(f)	Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the Parties shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery Proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(g)	Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, any Indemnified Party shall have the right to be put in the same financial position as they would have been had each of the representations and warranties of Seller and the Principal Shareholders, as applicable, been true and correct and had each of the covenants of Seller and the Principal Shareholders, as applicable, been performed in full. The amount of any Indemnifiable Damages otherwise payable to an Indemnified Party hereunder shall be reduced if the Indemnifiable Damages incurred by such Indemnified Party will provide such Indemnified Party with income Tax deductions or credits. The amount of the reduction shall be the amount of the actual cash Tax savings realized by such Indemnified Party as a result of such deductions or credits, discounted to its present value as of the date of the payment of the Indemnifiable Damages from the date such Indemnifiable Damages were incurred by such Buyer Indemnified Party at the rate of interest charged on such date by the Internal Revenue Service on underpayment of taxes.

10.05 Additional	Qualifications Limitations on Indemnification

(a)	Notwithstanding anything herein to the contrary, no Indemnified Party shall have any right to indemnification with respect to any special, exemplary or punitive damages in respect of a claim.

(b)	In accordance with its ordinary business practices, the Indemnified Party shall make claims for insurance proceeds with respect to matters giving rise to an indemnification claim of the Indemnified Party against the Indemnifying Party. If the Indemnified Party receives any insurance proceeds or other similar amounts as a result of the matter giving rise to any indemnification claim of the Indemnified Party prior to the date upon which the Indemnifying Party is given notice of the claim, the Indemnifying Party’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds or other similar amounts actually received by the Indemnified Party. If the Indemnified Party receives any insurance proceeds or other similar amounts as a result of the matter giving rise to any indemnification claim of the Indemnified Party against the Indemnifying Party after the Indemnifying Party has paid such indemnification claim to the Indemnified Party, then the Indemnified Party shall promptly turn over any such insurance proceeds or other similar amounts received to the Indemnifying Party to the extent of the payments made by the Indemnifying Party to the Indemnified Party with respect to the claim.

(c)	Except in the case of (i) fraud or intentional misrepresentations, (ii) equitable claims, (iii) any disputes relating to Sections 7.04 or 7.05 of this Agreement, and (iv) any disputes relating to the infringement, misappropriation or ownership of an intellectual property right or based upon an alleged breach of the confidentiality obligations hereunder, from and after Closing, the sole recourse and exclusive remedy of the Indemnified Parties arising out of this Agreement shall be to assert a claim for indemnification under the indemnification provisions of this Article 10 or any other specific indemnification provisions set forth in this Agreement.

(d)	Materiality standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct.

(e)	The right to indemnification based on any representations, warranties, covenants or agreements will not be affected by (A) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement, or (B) the breach of, or knowledge of the inaccuracy of any, such representations, warranties, covenants or agreements by Seller.

(f)	An Indemnified Party shall respond to any claim or liability that is the basis for indemnification in a commercially reasonable manner that is reasonably consistent with its past practices under similar circumstances.

ARTICLE 11	CONSULTING SERVICES

11.01	Consulting Services

Effective as of the Closing Date, Mawji hereby agrees to serve as a consultant of Buyer for the six (6) month period commencing on the Closing Date (the “Consulting Term”). The terms and conditions of Mawji’s consulting engagement, including duties and responsibilities as a consultant and his remuneration in respect thereof, shall be as set forth on Exhibit I hereto.

11.02 Failure	to Perform Consulting Services

In the event that Mawji fails to perform his consulting duties in material compliance with Exhibit I, then Buyer shall be entitled to recover the sum of Two Hundred Fifty Thousand U.S. Dollars ($250,000) from the Indemnification Escrow Amount in accordance with the Escrow Agreement; provided, however, that prior to making any claim against the Indemnification Escrow Amount (A) Buyer has delivered to Mawji a notice specifying the alleged failure to perform his duties, (B) Mawji has been provided at least thirty (30) days from the date of such notice in which to cure his performance, and (C) Mawji has not cured his performance within such thirty (30) day period. The Parties hereby acknowledge and agree that (i) the future damages from Mawji’s failure to perform his consulting duties in material compliance with Exhibit I are uncertain and difficult to determine, (ii) Two Hundred Fifty Thousand U.S. Dollars ($250,000) is a reasonable estimate of such damages, and (iii) recovery of such damages by Buyer from the Indemnification Escrow Amount shall be Buyer’s sole and exclusive remedy in the event that Mawji fails to perform his consulting duties in material compliance with Exhibit I.

ARTICLE 12	GROUNDS FOR TERMINATION

12.01 Grounds	for Termination

This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual written agreement of Seller, Buyer and Parent;

(b)	by either Buyer, on the one hand, or Seller, on the other, if the transactions contemplated hereby shall not have been consummated on or before September 30, 2012 (the “End Date,” as such date may be extended by written agreement of Seller and Buyer), provided that such failure is not due to the failure of the Party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement;

(c)	by Buyer, if any of the conditions set forth in Section 9.01 or Section 9.03 are not fulfilled on or prior to the End Date (provided that such failure is not due to the failure of Buyer or Parent to comply in all material respects with its obligations under this Agreement), and such conditions shall not have been waived by Buyer;

(d)	by Seller, if any of the conditions set forth in Section 9.01 or Section 9.02 are not fulfilled on or prior to the End Date (provided that such failure is not due to the failure of Seller or the Principal Shareholders to comply in all material respects with its obligations under this Agreement), and such conditions shall not have been waived by Seller;

(e)	by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Entity having competent jurisdiction;

(f)	by Seller and the Principal Shareholders if there has been any misrepresentation or breach of, or failure to satisfy timely on the part of Buyer or Parent any condition or any warranty, representation or agreement contained herein, if such breach or failure is not cured within five (5) Business Days of receipt of written notice thereof from Seller and the Principal Shareholders; or

(g)	by Buyer and Parent if there has been any misrepresentation or breach of, or failure to satisfy timely on the part of Seller, the Principal Shareholders, Holdco or the Family Trust any condition or any material warranty, representation or agreement contained herein, if such breach or failure is not cured within five (5) Business Days of receipt of written notice thereof from Buyer and Parent.

The Party desiring to terminate this Agreement pursuant to this Article 12 shall give notice in writing of such termination to the other Parties.

12.02 Effect	of Termination

If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of any Party (or any shareholder, manager, officer, employee, agent, consultant or representative of such Party) to the other Party except that:

(a)	the provisions of this Article 12 and Article 14 shall survive and; provided, however, that if such termination shall result from the willful of intentional breach of any representation, warranty, covenant or other agreement set forth in this Agreement, such Party shall be fully liable for any and all losses, costs and expenses incurred or suffered by the other Parties as a result of such failure or breach; and

(b)	the Parent shall reimburse the Seller for any expenses incurred in connection with any action taken by Seller at the request of, or with the consent of, Buyer.

ARTICLE 13	EMPLOYEES

13.01	Offers of Employment.

The Buyer shall offer employment, to be effective as of the Closing Date, to the Key Employees and those other Employees identified on Schedule 13.01 of the Disclosure Letter (collectively, the “Offered Employees”) on terms and conditions which, in the aggregate, are no less favorable to those under which such Offered Employees are currently employed in terms of title, years of service, compensation, benefits, hours of work and location, and with duties that are comparable to those enjoyed by such Offered Employees immediately prior to the Closing Date. Buyer shall recognize the past service of Transferred Employees with Seller for all purposes, including for the purposes of any notice of termination, termination pay or severance pay required by contract, statute or common law. To the extent requested by Buyer, all service-based entitlements will be paid by Seller to the Transferred Employees immediately prior to the Closing Date (the “Employee Payments”). Subject to the payment of the Employee Payments and assuming that the offer of employment made by the Buyer to the Offered Employees is on terms such that the Offered Employees would be obligated to accept the same in order to comply with their common law duty to mitigate their losses arising from their termination of employment with Seller, as of the Closing Date, Seller shall have no liabilities to any of the Transferred Employees arising from their employment with Seller prior to the Closing other than commission owing to Transferred Employees who form part of Seller’s sales staff, which commission becomes due and payable to such Employees upon the customer paying the amounts invoiced after Closing (“Contingent Commission”), which such Contingent Commission shall be paid by Buyer. From and after the Closing Date, Buyer agrees to comply in all material respects with all Applicable Laws with respect to the termination of employment of any Transferred Employee.

13.02	Non-Transferred Employees and Seller Employee Liabilities.

Seller shall remain liable for all liabilities relating to all Employees who (i) are not offered employment with Buyer, or (ii) do not accept an offer of employment with Buyer (the “Non-Transferred Employees”). In addition to the foregoing, for purposes of this Agreement, “Seller Employer Liabilities” shall mean any claims, liabilities, costs, expenses or compensation that exist, that arise by reason of, or that are in any way connected with or based on (i) a Non-Transferred Employee’s employment relationship with Seller and/or the termination of such relationship, (ii) amounts owing to Employees for banked time for the period prior to Closing (which, as of July 16, 2012, was the sum of Nineteen Thousand Eight Hundred Twenty Three and 73/100 Canadian Dollars ($19,823.73) (CAD)), (iii) foreign, federal, or provincial employment standards and anti-discrimination statutes and/or any Applicable Law promulgated by any Governmental Entity as applied to Seller in Seller’s acts or omissions with respect to Non-Transferred Employees, (iv) Seller’s retaliatory or wrongful discharge of any Non-Transferred Employee, (v) Seller’s intentional or negligent infliction of emotional distress or mental anguish upon any Employee, (vi) Seller’s interference with business relationships, contractual relationships or employment relationships involving Employees and any third party, (vii) Seller’s breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortious conduct of any kind with respect to Employees, (viii) Seller’s discriminatory or wrongful acts against Employees, (ix) Seller’s violations of the workers’ compensation laws of any province or other jurisdiction, or (x) Seller’s violations of any federal or provincial law or regulation with respect to employment or compensation of Seller’s Employees, including, without limitation, the Alberta Employment Standards Code, Human Rights Act, Workers Compensation Act and Occupational Health and Safety Act.

13.03	Seller to Assist in Transfer of Employees

Seller shall co-operate with Buyer in order to (a) effect an orderly transfer of Employees, and (b) encourage the Employees to accept Buyer’s offer of employment as herein contemplated.

ARTICLE 14	MISCELLANEOUS

14.01	Amendment and Modification

The Parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

14.02	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs and legal representatives.

14.03	Knowledge

Any reference to “the knowledge of the Seller and the Principal Shareholders” and similar phrases and terms shall be deemed to mean the knowledge of Mawji after making due inquiry of Maurice Sevigny (the Seller’s Vice President of Product Management), Dan Townsend (the Seller’s Vice President of Sales and Marketing), Adrienne Hui (the Seller’s Vice President of Client Services and Support) and Doug Hay (the Seller’s Chief Architect) and Seller’s legal, tax and accounting advisors with respect to the matters which are the subject of such representation or warranty.

14.04	Entire Agreement

This Agreement, the Disclosure Letter, the Ancillary Agreements and the appendices, exhibits and schedules attached hereto and thereto, contain the entire agreement of the Parties with respect to the transfer of the Subject Holdco Shares and the Purchased Assets and the other transactions contemplated herein, and supersede all prior understandings and agreements of the Parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall remain in full force and effect unless and until the Closing is consummated. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits attached hereto.

14.05	Usage

(a)	In this Agreement, unless a clear contrary intention appears:

(i)	reference to the enforceability of an agreement or contract includes the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and except as the remedy of specific performance and other equitable relief may be unavailable in certain cases.

(ii)	the singular number includes the plural number and vice versa;

(iii)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually;

(iv)	reference to any gender includes each other gender;

(v)	reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(vi)	reference to any federal, provincial, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principal of common law, regulation, statute or treaty means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision thereof means that section or provision from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vii)	“hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this agreement as a whole and not to any particular Article, Section or other provision thereof;

(viii)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(ix)	“or” is used in the inclusive sense of “and/or”;

(x)	with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(xi)	references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)	Unless otherwise specified herein, all accounting terms used therein shall be interpreted and all accountings determinations thereunder shall be made in accordance with GAAP.

(c)	This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(d)	Unless otherwise specified all references to currency herein are deemed to mean lawful money of the United States of America, and all amounts to be paid or calculated pursuant to this Agreement are to be paid or calculated in lawful money of the United States of America.

14.06	Headings

The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

14.07	Virtual Data Room.

Any reference to a document or matter being “provided to the Buyer”, “delivered to the Buyer” or “made available to the Buyer” and similar phrases and terms shall be deemed to include the posting of such document or matter in the virtual data room established by Seller in connection with the transactions contemplated hereby to which the Buyer and the Parent has had access.

14.08	Notices

All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courtier prepaid, to the parties at the following addresses:

If to Seller or the Principal Shareholders, addressed to:

Upside Software Inc.

2423 Tegler Green

Edmonton, AB T6R 3K2

Attention: Ashif Mawji

With a copy to:

Bryan & Company LLP

2600 Manulife Place

10180-101 Street

Edmonton, AB T5J 3Y2

Attention: Douglas O. Goss, Q.C.

If to Buyer or Parent, addressed to:

SciQuest, Inc.

6501 Weston Parkway

Cary, NC 27513

Attention: General Counsel

All such notices, requests and other communications will (i) is delivered personally to the address as provided in this Section 14.08, be deemed given upon delivery, (ii) if delivered by mail in the manner described above to the address a provided for in this Section 14.08, be deemed given on the earlier of the fifth (5th) Business Day following mailing or upon receipt, and (iii) if delivered by overnight courier to the address as provided in this Section 14.08, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case, regardless of whether such notice, request or other communication is received by any other Party to whom a copy of such notice is to be delivered pursuant to this Section 14.08). Any Party from time to time may change its address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.

14.09	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The provisions of the United Nations Convention on the Sale of Goods shall not apply to the transactions contemplated by this Agreement.

14.10	Equitable Remedies and Specific Performance

Seller and Buyer acknowledges that each provision in this Agreement providing for the protection of Intellectual Property, Confidential Information and other proprietary rights is material to this Agreement. The Parties acknowledge that any threatened or actual breach of the Intellectual Property, Confidential Information or other proprietary rights of a Party by the other Party or its Affiliates shall constitute immediate, irreparable harm, for which equitable remedies may be awarded by a court of competent jurisdiction.

14.11	Relationship of Parties

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties or constitute or be deemed to constitute any Party as agent of another Party, or its Affiliates, for any purpose whatever, and no Party shall have authority or power to bind any other Party, or its Affiliates, or to contract in the name of or create a liability against any Party or its Affiliates, in any way or for any purpose.

14.12	Assignment

No Party shall be entitled to transfer or assign its rights or obligations hereunder in any manner without the prior written consent of the other Parties hereto, and any attempted assignment in violation hereof shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. .

14.13	Waiver

A waiver by any Party of any breach by any other Party of any of the terms, provisions or conditions of this Agreement or the acquiescence of any Party in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid, shall not constitute a general waiver of such term, provision or condition of any subsequent act contrary thereto.

14.14	Severability

If any provision hereof is declared invalid by a court of competent jurisdiction or to be in violation of applicable laws such provision shall be ineffective only to the extent of such invalidity or such violation, so that the remainder of that provision and all remaining provisions of this Agreement will continue in full force and effect.

14.15	Expenses

Whether or not the Acquisition is consummated, except as otherwise expressly provided in this Agreement, each Party shall bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (including all Transaction Expenses).

14.16	No Third-Party Beneficiaries

This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

14.17	Counterparts; Signatures

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. The signatures to this Agreement may be delivered via facsimile or email correspondence in portable document form (PDF) and such signatures may be relied upon, and shall have the same force and effect, as the originals of such signatures.

14.18	Dispute Resolution

Excluding any (i) claims for fraud or intentional misrepresentations, (ii) equitable claims, (iii) any Disputes relating to Sections 7.04 or 7.05 of this Agreement, and (iv) any Disputes relating to the infringement, misappropriation or ownership of an intellectual property right or based upon an alleged breach of the confidentiality obligations hereunder, if any controversy, dispute or claim (a “Dispute”) arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, the following procedure shall be implemented, provided, however, that each Party may seek injunctive relief from a court having jurisdiction where appropriate in order to maintain the status quo while this procedure is being followed:

(a)	The Party claiming a Dispute (“Disputing Party”) shall provide written notice (“Dispute Notice”) to the other Party or Parties involved in the Dispute in accordance with Section 14.08 (“Receiving Party”) (i) describing in reasonable detail the basis of the Dispute and a computation of the damages paid or properly accrued; and (ii) the individuals within each Party’s respective organizations involved in the Dispute and/or those individuals reasonably believed to have material information concerning the Dispute.

(b)	Within ten (10) Business Days of receipt of the Dispute Notice by the Receiving Party, unless otherwise agreed by the Parties (“Resolution Period”), the Parties shall use their reasonable commercial efforts to meet, attended by individuals with decision making authority regarding the Dispute, to negotiate in good faith to resolve the Dispute. The Parties agree that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties hereunder or be deemed a waiver by a Party of any remedies to which such Party would otherwise be entitled hereunder, and further provided that all such statements made at such meeting shall be strictly for settlement purposes and shall not be admissible in any court or arbitration proceeding.

(c)	If, within the Resolution Period, the Parties have not succeeded in negotiating a resolution of the Dispute, the Parties agree to submit the Dispute to binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association for binding arbitration to resolve the Dispute. The Parties agree that each Party shall be responsible for its own costs and attorneys’ fees incurred in investigating, mediating, negotiating, arbitrating or otherwise litigating the Dispute.

(d)	The Parties shall first attempt to jointly appoint a mutually acceptable arbitrator. If they have been unable to agree upon such appointment within 10 days, then each Party shall appoint its own arbitrator, which arbitrators shall then jointly appoint a third arbitrator within twenty (20) days after the appointment of the first two (2) arbitrators, to act as the final arbitrator for the dispute (“Final Arbitrator”). Arbitration shall take place in New York, New York unless otherwise agreed by the Parties. The substantive and procedural law of the State of Delaware shall apply to the proceedings and shall govern the Final Arbitrator’s analysis and decisions. Each Party shall be entitled to conduct reasonable discovery prior to a hearing according to an expedited discovery schedule established by the Final Arbitrator.

(e)	The decision rendered in any arbitration commenced hereunder shall be final and binding and judgment thereon may be entered in any court having jurisdiction for its enforcement. Neither Party shall appeal to any court from the decision of the Final Arbitrator except as permitted by Applicable Law, or, except as otherwise provided herein, have any right to commence or maintain any suit or legal proceeding concerning the arbitrated Dispute until such Dispute has been determined in accordance with the arbitration procedure provided for herein, and then only for enforcement of the Final Arbitrator’s decision. The assertion, prosecution and settlement of disputes shall be maintained in confidence by the Parties, except as required for either Party to comply with Applicable Laws and regulations.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER: SCIQUEST CANADA HOLDINGS ULC

By:
Name:
Title:

PARENT: SCIQUEST, INC.

By:
Name:
Title:

SELLER AND PRINCIPAL SHAREHOLDERS: UPSIDE SOFTWARE INC.

By:
Ashif Mawji, Chief Executive Officer

Ashif Mawji, individually

937275 ALBERTA LTD.

By:
Name:	Ashif Mawji
Title:	Director

1680787 ALBERTA LTD.

By:
Name:	Ashif Mawji
Title:	Director

MAWJI FAMILY TRUST

By:
Name:	Ashif Mawji
Title:	Trustee

EXHIBIT A

DEFINITIONS

The following terms, as used herein, have the following meanings:

(a)	“Accounting Standards” means the accounting principles and standards from time to time approved, prescribed, recommended, promulgated or issued by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date such calculation is made or required to be made, on a basis consistent with preceding years, and for fiscal periods ended after December 31, 2010, means Private Enterprise Generally Accepted Accounting Principles as provided for in the Handbook of the Canadian Institute of Chartered Accountants, Part 2 “Accounting Standards for Private Enterprise”;

(b)	“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

(c)	“Ancillary Agreements” means, collectively, the Escrow Agreement, the Assignment and Assumption Agreement, the Trademark Assignment Agreement, the Repurchase Note, the Assignment Note and the Repurchase Note Assignment.

(d)	“Applicable Law” means with respect to a Person, property, transaction or event, means all applicable laws, statutes, regulations, treaties, by-laws, ordinances, judgments and decrees and all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders (including judicial or administrative orders), in each case having the force of law, and policies of any Governmental Entity having authority over, that Person, property, transaction or event, as the same may be, amended up to and including the date hereof;

(e)	“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of North Carolina or the Province of Alberta are authorized or obligated to close.

(f)	“Cash Amount” means the amount of Seller’s Cash and Cash Equivalents as of the Closing Date.

(g)	“Confidential Information” means trade secrets and other information related to the conduct of the Business that is of value to its owner and is treated as confidential, including without limitation business plans, product plans, designs, algorithms, inventions (whether or not patentable), costs, prices, finances, marketing and advertising plans, software, and information regarding customers, executives and Employees.

(h)	“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement dated as of November 22, 2011, by and between Seller and Parent.

(i)	“Designated Employee/Shareholder” means Doug Hay.

(j)	“Employee” means an individual who is employed by the Seller in connection with the Business, whether on a full-time or part-time basis, including those on short-term or long-term disability (or other authorized leave of absence), those on lay-off and those collecting workers’ compensation, and “Employees” means every such employee;

(k)	“Indemnification Escrow Amount” means Two Million Eight Hundred Thousand U.S. Dollars ($2,800,000).

(l)	“GAAP” shall mean U.S. generally accepted accounting principles as in effect from time to time.

(m)	“Governmental Entity” means any supranational, national, provincial, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Tax or other governmental or quasi-governmental authority.

(n)	“Harmful Code” means any program routine, device or other feature, including without limitation, a virus, worm, trojan horse, malicious logic or trap door, that is designed to delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to the Software or the Products.

(o)	“Intellectual Property” means:

(i)	patents, patent applications, patent disclosures, all re-issues, divisionals, continuations, renewals, extensions and continuation-in-parts thereof and improvements thereto;

(ii)	trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof and all goodwill associated therewith;

(iii)	copyrights and registrations and applications for registration thereof;

(iv)	all right, title and interest in all Software, data and documentation (including, without limitation, modifications, enhancements, revisions or versions of or to any of the foregoing);

(v)	trade secrets and confidential business information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes ideas, methods, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information);

(vi)	any other proprietary rights recognized by applicable provincial, state or Federal law;

(vii)	all income, royalties, damages and payments due with respect to Intellectual Property and all other rights thereunder including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof;

(viii)	all rights to use all of the foregoing forever; and

(ix)	all other rights in, to, and under the foregoing in all countries.

(p)	“ITA” means the Income Tax Act (Canada), as amended from time to time before or after the Closing Date;

(q)	“Legal Requirements” means any federal, provincial, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to Seller or to any of its assets, properties or businesses.

(r)	“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothec, charge, security interest or encumbrance of any kind in respect of such asset.

(s)	“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change or effect (each an “Effect”), respectively, in the business, assets, condition (financial or otherwise), or results of operations or prospects of the Business, taken as a whole; provided, however, that none of the following (either alone or in combination) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Change or a Material Adverse Effect: (i) any Effect arising from or attributable or relating to: (A) damage or destruction of any of the Purchased Assets that is covered by insurance, or (B) the announcement or pendency of the transactions contemplated by this Agreement, and (ii) for the purposes of Section 9.03(e), any Effect arising from or attributable or relating to: (A) conditions affecting the industry in which the Business operates or conditions affecting the economies or financial markets generally, (B) war, act of terrorism, civil unrest or similar events, (C) national or international political conditions, (D) the taking of any action approved by, or consented to, by Buyer or Parent, or compliance with the terms of, taking any action required by or refraining from the taking of any action prohibited by, this Agreement, (E) any change in Applicable Laws or (F) any action required to be taken under Applicable Laws, provided, however, that in the case of subsections (ii)(A), (ii)(B),(ii)(C), (ii)(E) and (ii)(F) above, so long as such Effect does not have a materially disproportionate effect on the Business, taken as a whole, when compared to other businesses operating in the industry in which the Business operates.

(t)	“ordinary course”, “ordinary course of business”, “normal course” or “normal course of business” means any transaction which constitutes an ordinary, day-to-day business activity conducted in a commercially reasonable and business-like manner, consistent with past practices, having no unusual or special features, and being such as a corporation or other entity of similar nature and size engaged in a similar business might reasonably be expected to carry out from time to time;

(u)	“Parties” means Buyer, Parent, Seller and the Principal Shareholders, and “Party” means any one of the foregoing.

(v)	“Person” means an individual, corporation, partnership, association, limited liability company, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(w)	“Personal Information” means information about an identifiable individual, but does not include business contact information; provided that, the collection, use or disclosure, as the case may be, of the business contact information is collected, used or disclosed for the purposes of contacting an individual in that individual’s capacity as an employee or as an official of an organization and for no other purpose.

(x)	“Pre-Closing Transactions” means those pre-Closing transactions described in Exhibit J;

(y)	“Proceeding” means any action, suit, proceeding, complaint, charge, inquiry, investigation, arbitration or mediation before or by a Governmental Entity or any arbitrator or arbitration panel or any mediator or mediation panel.

(z)	“Products” means, collectively, “UpsideContract,” “Upside Contract Office,” “Upside SFDC Connector,” “UpsideLive,” “UpsideContract LITE”, “UpsideLive SFDC,” “UpsideLive LITE”, “UpsideNegotiate,” “Upside SDK,” “UpsideRFX”, “UpsideBilling” and “UpsideForms”, each as currently offered to customers by Seller together with any optional modules and all upgrades, enhancements and improvements contemplated by all existing product and service enhancement or modification plans of Seller.

(aa)	“Publicly Available” means:

(i)	any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux) or similar licensing or distribution models;

(ii)	any software that requires as a condition of use, modification and/or distribution that such software or other software incorporated into, derived from or distributed with such software: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge; or

(iii)	software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License; (e) the Sun Community Source License (SCSL); (f) the Sun Industry Source License (SISL); and (g) the Apache Software License.

(bb)	“Registrations” means registrations of patents, copyrights, trademarks, service marks, trade names and domain names related to the Intellectual Property.

(cc)	“Seller Proprietary Software” means the Software programs owned by Seller.

(dd)	“Services” means the implementation, consulting, training, maintenance and support services provided by Seller in connection with the Business.

(ee)	“Software” means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other intellectual property embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

(ff)	“Subject HoldCo Shares “means 4,250,000 Class A Common Shares in the capital stock of HoldCo.

(gg)	“Subsidiary” means, as of the applicable point in time, each corporation, partnership, limited liability company or other entity of which a Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or voting equity interests or of which a Person has the power, directly or indirectly, whether through ownership of equity securities, by contract or otherwise, to direct or manage the business or affairs.

(hh)	“SRED program” means the Scientific Research and Experimental Development tax incentive program administered by the Canada Revenue Agency;

(ii)	“Tax” or “Taxes” means and includes all taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Entity, including income, dividends, capital (including large corporations), alternative or minimum tax, withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, insurance premium tax, payroll, branch tax, value-added tax or VAT, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges, together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges, including contributions to governmental plans or programs.

(jj)	“Tax Authority” means any Governmental Entity responsible for the assessment, determination, collection or imposition of any Tax.

(kk)	“Tax Information” means any returns, declarations, reports, claims for refund, information statements, and all other documents relating to Taxes, including, without limitation, any schedule or attachment thereto and including any amendment thereof.

(ll)	“Tax Return” means any report, return, documents, declaration or other information or filing required to be supplied to any Tax Authority or jurisdiction with respect to Taxes including, without limitation, any supporting schedules or attachments and any amendments thereto.

(mm)	“Territory” means Canada and the United States of America.

(nn)	“Third Party Software” means all Software owned by third parties that is either (i) licensed, offered or provided to customers of Seller as part of the Products or in conjunction with the sale, lease or other distribution of the Products or the provision of Services to customers or (ii) otherwise used by Seller in the conduct of the Business.

(oo)	“Transferred Employee” means an Offered Employee who has accepted an offer of employment from Buyer effective as of the Closing Date.

The following terms are defined in the following Sections:

Agreement	Section
937275 Alberta	Preamble
2011 Balance Sheet	5.07(c)
Acquisition	Recitals
Acquisition Proposal	4.02(e)
Agreement	Preamble
Agreement Date	Preamble
Assignment and Assumption Agreement	4.08(a)(iv)
Assignment Note	3.02
Assumed Contracts	4.02(e)
Assumed Liabilities	4.04
Business	Recitals
Buyer	Preamble
Buyer Indemnified Parties	10.02(a)
Cash and Cash Equivalents	4.02(a)
Closing	4.07
Closing Date	4.07
Closing Payment	4.094.09(a)
Company Representatives	7.04(a)
Consulting Term	11.01
Contingent Commission	13.01
compete	7.05(c)
Customer Contracts	4.02(c)
December 2011 Statements	5.07(a)
directly or indirectly	7.05(b)
Disclosure Letter	Article 5
Dispute	14.18
Dispute Notice	14.18(a)
Disputing Party	14.18(a)
Employee Payments	13.01
Employment Contract	5.17(a)
End Date	(a)
Escrow Agent	4.08(a)(vi)
Escrow Agreement	4.08(a)(vi)
Exchange Act	5.17(a)
Excluded Assets	4.03
Excluded Liabilities	4.05
existing customer	7.05(d)
Final Arbitrator	(a)
Financial Statements	5.07(a)

Agreement	Section
Governmental Authorizations	4.02(n)
Group	7.05(d)
Guaranteed Obligations	4.15
Indemnifiable Damages	10.02(a)
Indemnified Party	10.04(a)
Indemnifying Party	10.04(a)
Indemnity Claim Periods	10.04(a)
Infringed	5.16(c)(ii)
Interim Period	7.01
Key Employees	9.03(f)
Leased Premises	5.10
License Contracts	4.02(d)
Litigation Conditions	10.04(b)
Mawji	Preamble
Marketable Securities Estimate	4.09
Non-Assigned Contracts	4.06(b)
New Litigation Claim	7.03(c)
Non-Transferred Employees	13.02
Noncompetition Agreement	Recitals
Note Assignment Purchase Price	3.01
Offered Employees	13.01
Other Contracts	4.02(e)
Parent	Preamble
Permitted Liens	5.11
Persons acting jointly or in concert	7.05(d)
Principal Shareholders	Preamble
Purchase Price	4.09
Purchased Assets	4.01
Receivables	4.02(f)
Receiving Party	14.18(a)
Repurchase Note	2.02
Repurchase Price	2.01
Required Consents	4.08(b)(x)
Resolution Period	14.18(b)
Restricted Period	7.05(a)
Seller	Preamble
Seller Employee Plans	5.18(a)
Seller Indemnified Parties	10.03(a)
Seller Employer Liabilities	13.02
Significant Vendor	5.25(b)
Statement No. 5	5.07(c)
Subject HoldCo Shares Purchase Price	1.01
Third Party Claim	10.04(b)
Trademark Assignment Agreement	4.08(a)(vi)
Transaction Expenses	4.05(h)